UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to
Section 14(a) of the Securities Exchange Act of 1934

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
BARNES & NOBLE EDUCATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

120 Mountain View Blvd.
Basking Ridge, New Jersey 07920
August 25, 2023
Dear Stockholder:
Barnes & Noble Education, Inc. (the “Company”) cordially invites you to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m., Eastern Time, on October 5, 2023, by live online webcast only. There will be no physical location for the Annual Meeting.
You will be able to attend the Annual Meeting, vote, and submit your questions during the Annual Meeting via live online webcast by visiting www.virtualshareholdermeeting.com/BNED2023. You must have your sixteen-digit control number that is shown on your proxy card. You will not be able to attend the meeting in person.
Information about the Annual Meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and the Proxy Statement. Also included are a proxy card and postage-paid return envelope. The Proxies are being solicited on behalf of the Board of Directors of the Company.
You are urged to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid return envelope provided.
The Board of Directors unanimously recommends that you vote (i) FOR the election of each of the Board of Directors’ nominees, (ii) FOR the approval of the Company’s Second Amended and Restated Equity Incentive Plan to increase the number of shares authorized to be issued under the Plan, (iii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, and (iv) FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending April 27, 2024.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on October 5, 2023: The Proxy Statement and the Company’s 2023 Annual Report to Stockholders are available online at www.bned.com.
Your vote is extremely important no matter how many shares you own. If you have any questions or require any assistance with voting your shares, please contact Barnes & Noble Education, Inc.’s proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders, Banks and Brokers may call toll-free: (877) 800-5185
Sincerely,

John R. Ryan
Chairman of the Board of Directors

120 Mountain View Blvd.
Basking Ridge, New Jersey 07920
NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 5, 2023
Barnes & Noble Education, Inc. (the “Company”) will hold its Annual Meeting of Stockholders (the “Annual Meeting”) at 9:00 a.m., Eastern Time, on October 5, 2023, by live online webcast that will be available via www.virtualshareholdermeeting.com/BNED2023 for the following purposes:
1.	To elect nine directors to serve until the 2024 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.	To vote to approve the Company’s Second Amended and Restated Equity Incentive Plan to increase the number of shares authorized to be issued under the Plan;
3.	To vote on an advisory (non-binding) basis to approve executive compensation for named executive officers; and
4.	To ratify the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending April 27, 2024.
NOTE: To transact such other business as may be properly brought before the Annual Meeting and any adjournment or postponement thereof.
Only holders of record of common stock of the Company as of the close of business on August 25, 2023 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. There will be no physical meeting location, and the meeting will only be conducted by live online webcast, i.e., as a “Virtual Meeting.” Please refer to the instructions in the accompanying Proxy Statement for how to register to attend the Virtual Meeting.
The Board of Directors unanimously recommends that you vote (i) FOR the election of each of the Board of Directors’ nominees, (ii) FOR the approval of the Company’s Second Amended and Restated Equity Incentive Plan to increase the number of shares authorized to be issued under the Plan, (iii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, and (iv) FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending April 27, 2024.
The Board of Directors urges you to read the Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid return envelope provided.
Sincerely,

Michael C. Miller
Corporate Secretary
Basking Ridge, New Jersey August 25, 2023

i

ii

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PROXY STATEMENT SUMMARY
The following summary highlights information relating to the 2023 annual meeting of stockholders (the “Annual Meeting”) and executive compensation and corporate governance matters. Additional information is included in this Proxy Statement.
2023 Annual Meeting of Stockholders for Barnes & Noble Education, Inc.
General Information
Date and Time	October 5, 2023, at 9:00 a.m. (Eastern Time)
Place	Live online webcast that is available via www.virtualshareholdermeeting.com/BNED2023
Record Date	August 25, 2023
Voting Matters and Recommendations
Voting Matter	Board of Directors Recommendations
Election of nine Directors	FOR ALL NOMINEES
Vote to approve the Company’s Second Amended and Restated Equity Incentive Plan to increase the number of shares authorized to be issued under the Plan	FOR
Vote, in an advisory non-binding capacity, to approve executive compensation	FOR
Ratification of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending April 27, 2024	FOR

The Board of Directors and management believe that good corporate governance promotes accountability to stockholders, enhances investor confidence in the Company and supports long-term value creation. The Company has implemented and fostered a culture of good corporate governance, which includes the following:
Governance Highlights
✔ We elect all Directors annually

✔ None of our Director nominees serve on an excessive number of public company boards

✔ The Board of Directors follows Corporate Governance Guidelines

✔ Each committee of our Board of Directors has a published charter that is reviewed and discussed at least annually

✔ We have adopted a Corporate Social Responsibility Policy

✔ The Company has made significant progress in rolling out diversity, equity, and inclusion initiatives and over 35% of our Directors are women or racial or ethnic minorities

✔ We are committed to maintaining an active dialogue with our stockholders. Over the past year, we have reached out to stockholders owning approximately 50% of our outstanding common shares to discuss governance and executive compensation issues

✔ Each committee of our Board of Directors is 100% comprised of independent Directors

✔ Independent Directors and Board of Director committees meet regularly and frequently without management present

✔ Our Corporate Governance and Nominating Committee oversees our Board of Directors’ annual self-evaluation

✔ The roles of Chairman of the Board and Chief Executive Officer are separated

The Board of Directors and management seek to align the executive compensation program with the Company’s business strategy to attract, retain, and engage the talent we need to compete in our industry, and to align management with stockholders’ interests. The table below highlights key aspects of our executive compensation program.
Executive Compensation Highlights
✔ A majority of executive pay is tied to performance-based and equity incentives

✔ For Fiscal 2023, equity awards to our named executive officers were comprised of 25% stock option awards with a premium to fair market value exercise price, 25% stock option awards with a fair market value exercise price and 50% time based restricted stock unit awards

✔ Directors and executive officers and other members of senior management are subject to stock ownership targets and retention guidelines

✔ Incentive awards granted are subject to clawback and/or recoupment policies under the Equity Incentive Plan and Executive Incentive Compensation Clawback Policy

✔ Long-term incentives comprise a significant portion of target compensation for executive officers

✔ The vesting of awards that are assumed or substituted in connection with a change in control only accelerates as a result of the change in control if a participant experiences a qualifying termination of employment

✔ Restricted stock awards are subject to a one-year minimum vesting period

✔ The Company does not provide for any tax gross-ups on perquisites or other benefits

✔ Named executive officers are only entitled to limited perquisites

✔ All employees are prohibited from hedging, and Directors, executive officers, and other members of senior management may not pledge our stock without the approval of the Audit Committee

✔ The Equity Incentive Plan prohibits the repricing of awards without stockholder approval

✔ Plan design aligns pay with performance. For example, there was no payout on the Company financial performance measure for short term cash incentive awards for the named executive officers in Fiscal 2023

BARNES & NOBLE EDUCATION, INC.
120 Mountain View Blvd.
Basking Ridge, New Jersey 07920
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 5, 2023
INTRODUCTION
This Proxy Statement and enclosed proxy card are being furnished commencing on or about August 25, 2023 in connection with the solicitation by the Board of Directors (the “Board of Directors”) of Barnes & Noble Education, Inc., a Delaware corporation (the “Company”), of proxies for use at its annual meeting of stockholders to be held on October 5, 2023 (the “Annual Meeting”), and any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
The Board of Directors unanimously recommends that you vote (i) FOR the election of each of the Board of Directors’ nominees, (ii) FOR the approval of the Company’s Second Amended and Restated Equity Incentive Plan to increase the number of shares authorized to be issued under the Plan, (iii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, and (iv) FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending April 27, 2024.
Stockholders Entitled to Vote
Only holders of record of the Company’s common stock, par value $0.01 per share (“Common Stock”), as of the close of business on August 25, 2023 are entitled to notice of and to vote at the Annual Meeting. As of the record date, 52,705,377 shares of Common Stock were outstanding. Each share of Common Stock entitles the record holder thereof to one vote on each matter brought before the Annual Meeting. This proxy statement and accompanying proxy card is being mailed to stockholders entitled to vote at the meeting on or about August 28, 2023.
How to Vote
Your vote is very important to the Board of Directors no matter how many shares of our Common Stock you own. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares as soon as possible.
If You Are a Registered Holder of Common Stock
If you are a registered holder of Common Stock, you may vote your shares either by voting by proxy in advance of the Annual Meeting or by voting online during the Annual Meeting. By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf. We urge you to use the enclosed proxy card to vote (i) FOR the election of each of the Board of Directors’ nominees, (ii) FOR the approval of the Company’s Second Amended and Restated Equity Incentive Plan to increase the number of shares authorized to be issued under the Plan, (iii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Proxy Statement, and (iv) FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accountants for the Company’s fiscal year ending April 27, 2024. If you submit your executed proxy card or otherwise vote by telephone or by the Internet, your shares will be voted in accordance with your instructions; however, if you do not indicate how your shares are to be voted, then your shares will be voted in accordance with the Board of Directors’ recommendations set forth in this Proxy Statement. In addition, if any other matters are brought before the Annual Meeting (other than the proposals contained in this Proxy Statement), then the individuals listed on the proxy card will have the authority to vote your shares on those other matters in accordance with their discretion and judgment.
Whether or not you plan to attend the Annual Meeting, we urge you to promptly submit a proxy: (a) by telephone or the Internet following the instructions on the enclosed proxy card or (b) by signing, dating and returning the enclosed proxy card in the postage-paid return envelope provided. If you later decide to attend the Annual Meeting via the online webcast and vote, that vote will automatically revoke any previously submitted proxy.

If You Hold Your Shares in “Street Name”
If you hold your shares in “street name,” i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is the stockholder of record for purposes of voting and is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-discretionary” items, which include all matters on the agenda other than the ratification of the appointment of the independent registered public accountants. A “broker non-vote” occurs when a custodian does not vote on a particular proposal because it has not received voting instructions from the applicable beneficial owner and does not have discretionary voting power on the matter in question pursuant to New York Stock Exchange (“NYSE”) rules or chooses not to exercise discretionary voting power in accordance with its internal policies. Accordingly, we urge you to promptly give instructions to your custodian to vote FOR all items on the agenda by using the voting instruction card provided to you by your custodian. Please note that if you intend to vote your shares held in street name online during the Annual Meeting, please contact your custodian in advance of the Annual Meeting to ensure access and the ability to vote.
Voting in the Annual Meeting Webcast
If you plan to attend the Annual Meeting via the online webcast and wish to vote, you will have access to an electronic ballot on the Annual Meeting virtual webcast site. You may vote at the Annual Meeting by clicking on the ‘Stockholder Ballot’ link on the Annual Meeting Webcast site, completing the electronic ballot and clicking ‘Sign and Submit’ to send your completed ballot directly to the Inspector of Election before the polls are closed at the Annual Meeting.
Questions on How to Vote
If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders, Banks and Brokers may call toll-free: (877) 800-5185
Quorum and Votes Required
Quorum
The presence virtually or by proxy at the Annual Meeting of the holders of shares of Common Stock of the Company having a majority of the voting power of the Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Abstentions and “broker non-votes” will be included in determining whether a quorum is present.
Votes Required and Treatment of Withheld Votes, Abstentions and Broker Non-Votes
Directors shall be elected by a majority of the votes cast by the stockholders entitled to vote thereon who are present virtually or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of nominees.
Approval of the Company’s Second Amended and Restated Equity Incentive Plan to increase the number of shares authorized to be issued under the Plan requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will not be included in the votes cast on this proposal and will not have a positive or negative effect on the outcome of this proposal.
With respect to the proposal regarding approval, on an advisory basis, of compensation of the Company’s named executive officers, the Company will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the compensation of the Company’s named executive officers, or (“NEOs”). Abstentions and broker non-votes will not be included in the votes cast on this proposal and will not have a positive or negative effect on the outcome of this proposal.
Approval of the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes, if any, will not be included in the votes cast and, as such, will have no effect on the outcome of this proposal.

Attendance at the Annual Meeting
Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to stockholders of the Company as of the close of business on the record date and guests of the Company. You will not be able to attend the Annual Meeting in person at a physical location. To attend the virtual meeting, you must have your sixteen-digit control number that is shown on your proxy card.
If you have any questions or encounter any difficulties accessing the virtual meeting, please call the technical support number that will be posted on the 2023 Annual Meeting website log-in page. You may log in 15 minutes before the start of the meeting. Stockholders are encouraged to log into the online webcast 15 minutes before the start of the meeting to provide time to test their Internet connectivity and download the required software, if needed.
Even if you wish to attend the virtual meeting, we urge you to cast your vote prior to the meeting using the enclosed proxy card, via the Internet or by telephone. If you choose to vote at the meeting, it will revoke any previous proxy submitted. If you hold your shares in street name and wish to vote during the meeting, please contact your custodian in advance of the Annual Meeting to ensure access and the ability to vote.
How to Revoke Your Proxy
Your proxy is revocable. If you want to change your vote, you may revoke your proxy by: (i) submitting your vote at a later time via the Internet or telephone; (ii) submitting a properly signed proxy card with a later date that is received at or prior to the 2023 Annual Meeting; (iii) attending the 2023 Annual Meeting and voting online during the meeting (if you do revoke your proxy during the meeting, it will not, of course, affect any vote that has already been taken); or (iv) providing a signed letter of revocation to the Corporate Secretary of the Company before the closing of the polls at the Annual Meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS
Introduction
Nine of the current directors are standing for re-election. Emily C. Chiu and Daniel A. DeMatteo are not standing for reelection and their current terms on the Board will expire at the Annual Meeting. Their decision not to stand for reelection is not the result of any disagreement with the Company on any matter relating to its operations, policies or practices. The Company strives to maintain a Board with broad and diverse experience and judgment. Diversity is considered in a broad sense, including, among other attributes, leadership, experience, skills, perspectives, gender, ethnicity and geography. The grid below summarizes the key qualifications, skills and attributes each of our directors possesses that were most relevant to the decision to nominate him or her to serve on the Board. The lack of a checkmark does not mean the director does not possess that qualification or skill; rather a checkmark indicates a specific area of focus or expertise on which the Board relies most heavily. In addition, more than 35% of our Directors are women or racial or ethnic minorities. Our director nominees exhibit high integrity, innovative thinking, a proven record of success, and knowledge of corporate governance. The director nominees bring a balance of important skills to our boardroom.
Skills and Attributes	Dell’Aera	Eberle Walker	Golden	Huseby	Panagos	Ryan	Wallace	Wallander	Warren
Academia / Education		✔		✔		✔
Accounting, Internal Control Risk Management	✔		✔	✔	✔	✔	✔		✔
Business Head / Executive	✔	✔	✔	✔	✔	✔	✔	✔	✔
Business Operations	✔	✔	✔	✔	✔	✔			✔
CEO and Executive	✔	✔	✔	✔	✔	✔	✔		✔
Commercial Business	✔	✔	✔	✔	✔	✔	✔		✔
Corporate Governance	✔		✔	✔	✔	✔	✔	✔	✔
Customer Engagement / Marketing	✔			✔		✔			✔
Data Analytics									✔
Defense Industry or Military						✔
Digital / e-Commerce	✔	✔	✔	✔		✔			✔
Digital Experience		✔	✔	✔		✔	✔		✔
Financial Expertise and Literacy	✔	✔	✔	✔	✔	✔	✔	✔	✔
Financing and Investments	✔	✔	✔	✔	✔	✔	✔	✔
Government / Public Policy						✔
International Business	✔		✔	✔	✔	✔	✔
Knowledge of Company Business	✔	✔	✔	✔	✔	✔	✔
Legal Expertise			✔				✔	✔
Operational and Strategy Planning	✔	✔	✔	✔	✔	✔	✔	✔	✔
Other Relevant Industry	✔	✔	✔	✔	✔	✔	✔		✔
Public Company	✔		✔	✔	✔	✔	✔		✔
Retail Experience				✔	✔
Science, Technology, and Innovation	✔		✔	✔		✔
Sustainability and Corporate Responsibility			✔	✔		✔			✔

Information Concerning the Directors and the Board of Directors’ Nominees
Background information with respect to the Board of Directors’ nominees for election as directors appears below. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding such persons’ holdings of equity securities of the Company.
Name	Age	Director Since	Position
Nominees for Election at the Annual Meeting
Mario R. Dell’Aera, Jr.*	64	2022	Director
Kathryn Eberle Walker*	46	2022	Director
David G. Golden*	65	2015	Director
Michael P. Huseby	68	2015	Director
Steven G. Panagos*	61	2023	Director
John R. Ryan*	78	2015	Chairman of the Board
Rory D. Wallace*	37	2022	Director
Raphael T. Wallander*	50	2023	Director
Denise Warren*	59	2022	Director
*	Independent for purposes of the NYSE listing standards.
Nominees for Election as Director
The following individuals are nominees for director at the Annual Meeting. The Board of Directors unanimously recommends a vote FOR each of the below nominees for director using the enclosed proxy card.
Mario R. Dell’Aera, Jr. was appointed as a director in July 2022 and thereafter was elected as a director in September 2022 by the stockholders at the 2022 Annual Meeting. Mr. Dell’Aera previously served as the Senior Audit Partner and Chief Operating Officer of U.S. Audit Operations at KPMG LLP from 2019 until his retirement in 2021, managing 16 business units encompassing over 9,000 partners and professionals and a $3.0 billion operating plan. From 2012 to 2019, he served as Senior Audit Partner for KPMG’s Financial Services audit practice, comprising banking, capital markets, insurance, asset management and real estate companies. Mr. Dell’Aera also served as the Metro New York Area Audit Managing Partner for KPMG’s Technology, Media and Telecommunications audit practice from 2012 to 2019.
Qualifications, Experience, Attributes and Skills. Having served as a global lead partner for several Fortune 500 companies, Mr. Dell’Aera has a proven track record of leadership, innovation and guiding public companies undergoing strategic transformations and financing transactions. Further, as a result of Mr. Dell’Aera’s professional experience and 40-year career with KPMG LLP, Mr. Dell’Aera provides the Board of Directors with substantial financial expertise, accounting insights, experience in risk management, technology innovation, executive managerial experience, business operations and matters unique to publicly-traded companies.
Kathryn (“Kate”) Eberle Walker was appointed as a director in July 2022 and thereafter was elected as a director in September 2022 by the stockholders at the 2022 Annual Meeting. Since 2019, Ms. Walker has been the Chief Executive Officer and Board Chair of Presence Learning Inc., a provider of special education teletherapy solutions. From 2015 to 2017, she served as Chief Executive Officer of The Princeton Review and Tutor.com, and its Chief Financial Officer and Chief Strategy Officer from 2014 to 2015. Ms. Eberle Walker has managed strategy and investments for Kaplan, Inc. Ms. Walker began her career in investment banking at Goldman Sachs. She currently serves as a Director of Babbel, Testing Mom and Prospect Schools, and as a Trustee of the International School of Brooklyn. Ms. Walker previously served on the Board of Directors of Rosetta Stone from 2019 until the company’s acquisition by Cambium Learning Group Inc. in 2020.
Qualifications, Experience, Attributes and Skills. Ms. Walker has over 20 years of experience leading education organizations and brings extensive board service on companies in the education industry. Ms. Walker’s experience also allows her to bring to the Board of Directors skills in diversity, equity and inclusion, management strategy, transactions, finance, leadership, change management and education technology.
David G. Golden was elected as a director in August 2015. Mr. Golden served as a director of Barnes & Noble, Inc. (“Barnes & Noble”) from October 2010 until the Company’s separation from Barnes & Noble in August

2015 (the “Spin Off”). Mr. Golden has been a Managing Partner at Revolution Ventures, an early-stage venture affiliate of Revolution LLC, since January 2013. From March 2006 until December 2011, Mr. Golden was a Partner, Executive Vice President and Strategic Advisor at Revolution LLC, a private investment company. Mr. Golden also served as Executive Chairman of Code Advisors, a private merchant bank focused on the intersections of technology and media from its founding in 2010 through 2012. Previously, Mr. Golden served in various senior positions over an 18-year period, including as Vice Chairman and Global Director of the Technology, Media and Telecom investment banking group, at JPMorgan Chase & Co. (“JPMorgan”), a financial services firm, and a predecessor company, Hambrecht & Quist, Inc. (“Hambrecht & Quist”). Prior to that, Mr. Golden worked as a corporate attorney at Davis Polk & Wardwell LLP. Mr. Golden has previously served as a member of the Board of Directors of Blackbaud and Everyday Health, where he also served on their respective Audit Committees. Mr. Golden also is a member of the Advisory Board for Partners for Growth LLC, a venture lending firm, and he is a director of several private companies.
Qualifications, Experience, Attributes and Skills. Mr. Golden has over 20 years of technology and finance experience as an investment banker specializing in the technology sector at JPMorgan, Hambrecht & Quist, and more recently as a managing partner and executive of Revolution Ventures and Executive Chairman of Code Advisors LLC. Mr. Golden’s technology experience also includes his service as a director and Advisory Board of Directors member of several technology companies including Blackbaud, a global provider of software services specifically designed for nonprofit organizations. Mr. Golden’s finance experience at Hambrecht & Quist and JPMorgan included significant work with mergers, capital markets and principal investing, and he has participated as lead merger advisor, equity underwriter or investor on over 150 transactions. Given this experience, Mr. Golden brings to the Board of Directors substantial knowledge of the technology sector and meaningful insight into the financial, strategic and capital-related issues technology companies face.
Michael P. Huseby has served as Chief Executive Officer since September 2017, acting Chief Financial Officer (“Acting Chief Financial Officer”) since April 28, 2023 and as a member of the Board of Directors since August 2015. Mr. Huseby served as Executive Chairman of the Board of Directors of the Company from August 2015 to June 2022. Prior to joining the Company, he was a member of the board of directors of Barnes & Noble, Inc. from January 2014 and served as the Chief Executive Officer of Barnes & Noble until August 2, 2015. Mr. Huseby was appointed Chief Executive Officer of NOOK Media LLC and President of Barnes & Noble in July 2013, and Chief Financial Officer of Barnes & Noble in March 2012. From 2004 to 2011, Mr. Huseby served as Executive Vice President and Chief Financial Officer of Cablevision Systems Corporation, a leading telecommunications and media company, which was acquired by the Altice Group in June 2016. He served on the Cablevision Systems Corporation board of directors in 2000 and 2001. Prior to joining Cablevision in 2004, Mr. Huseby served as Executive Vice President and Chief Financial Officer of Charter Communications, Inc., a large cable operator in the United States. Mr. Huseby served on the board of directors of Charter Communications from May 2013 through May 2016. From 1999 to 2002, Mr. Huseby served as Executive Vice President, Finance and Administration, of AT&T Broadband, a provider of cable television services. In addition, Mr. Huseby spent over 20 years at Arthur Andersen, LLP and Andersen Worldwide, S.C., where he held the position of Global Equity Partner serving a myriad of clients, including a number of large publicly-traded companies. Mr. Huseby also served on the board of directors of CommerceHub, Inc., a cloud-based e-commerce fulfillment and marketing software platform company previously listed on Nasdaq, from July 2016 until May 2018 with his tenure ending upon the consummation of the sale of CommerceHub to financial sponsors. While on the board of CommerceHub, Mr. Huseby served as chair of the Audit Committee and as a member of the Compensation Committee.
Qualifications, Experience, Attributes and Skills. Mr. Huseby has more than 30 years of financial and executive experience, having served as a senior executive at Barnes & Noble, Cablevision Systems Corporation and AT&T Broadband. Mr. Huseby’s experience also includes his service as a director and audit committee member of Charter Communications and CommerceHub, Inc., and as a member of Cablevision Systems Corporation’s board of directors. During his 23-year career as a partner of Arthur Andersen, LLP, and Andersen Worldwide S.C., Mr. Huseby provided various services to public companies and their boards of directors. This experience allows Mr. Huseby to bring to the Board of Directors substantial knowledge and a wide range and depth of insights in technology, retail, financial, business and matters unique to publicly-traded companies.
Steven G. Panagos was appointed as a director in August 2023 pursuant to the Eighth Amendment (the “ABL Amendment”) to the Credit Agreement, dated as of August 3, 2015 (as amended prior to the ABL Amendment, the “ABL Credit Agreement”), among the Company, as the lead borrower, the other borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent for the lenders. Mr. Panagos has served as an independent director of various companies since June 2018 providing advice, guidance and governance regarding corporate transformation and turnaround management. Mr. Panagos has served as a director on numerous public and private boards of directors. Mr. Panagos currently serves as an independent director on the board of directors of several companies, including iMedia Brands, Inc., Vital Pharmaceuticals, Inc., and American Consolidated Natural Resources, Inc. In the past five years, Mr. Panagos has also served on the boards of Spirit Master Trust A, Tops Markets, Inc., PhyMed Healthcare Group, Top Golf, Inc. and Pier 1 Imports, Inc. From April 2009 to June 2019, he served as Managing Director and Vice Chairman of the Recapitalization & Restructuring Group at the investment bank Moelis & Company, where he led restructurings and reorganizations for companies and their creditors across a broad spectrum of industries. From March 1988 to March 2008, Mr. Panagos was the National Practice Leader of Kroll Zolfo Cooper’s Corporate Advisory & Restructuring Practice, where he provided restructuring advice to numerous companies and creditors.
Qualifications, Experience, Attributes and Skills. Mr. Panagos was selected to serve as a director based on his extensive experience with restructurings and corporate transformation and his other qualifications and skills.
John R. Ryan was elected to the Board of Directors in July 2015 and as of June 23, 2022 serves as Chairman of the Board. Prior to his appointment to Chairman of the Board, Mr. Ryan served as the Lead Independent Director. Vice Admiral Ryan served as director of Barnes & Noble from July 2014 until the Spin-Off. Vice Admiral Ryan joined the Center for Creative Leadership’s Board of Governors in 2002 and served as its President and Chief Executive Officer from 2007 until 2022. From 2005 to 2007, he served as Chancellor of the State University of New York. Previously, Vice Admiral Ryan served as President of the State University of New York Maritime College from 2002 to 2005, Interim President of the State University of New York at Albany from 2004 to 2005 and Superintendent of the United States Naval Academy, Annapolis, Maryland from 1998 to 2002. Vice Admiral Ryan served in the United States Navy from 1967 until his retirement in 2002, including as Commander of the Fleet Air Mediterranean from 1995 to 1998, Commander of the Patrol Wings for the United States Pacific Fleet from 1993 to 1995 and Director of Logistics for the US Pacific Command from 1991 to 1993. Vice Admiral Ryan also served as the lead director of CIT Group, Inc. from 2008 until their merger with First Citizens Bank in 2022. He then served as a director of First Citizens Bank from January 2022 to April 2023, which included the significant acquisition of Silicon Valley Bank. Vice Admiral Ryan also currently serves as a Commissioner of the Council on Higher Education as a Strategic Asset.
Qualifications, Experience, Attributes and Skills. Vice Admiral Ryan has a total of more than 35 years in military service, more than 10 years as a leader at major universities, and over two decades of executive and Board of Directors-level experience, including his service as lead director of CIT Group. Vice Admiral Ryan has substantial experience serving on public company Board of Directors undergoing multiple strategic transactions, such as mergers and separations, including serving as a director of Cablevision during its 2010 spinoff of Madison Square Garden, L.P., its 2011 spinoff of AMC Networks, Inc., and its 2013 sales of Clearview Cinemas and Optimum West to Bow Tie Cinemas and Charter Communications, respectively. Vice Admiral Ryan has also gained experience through the acquisition of Cablevision Systems Corporation by the Altice Group in June 2016 and was one of two independent directors on the Special Committee of the Board of Directors involved in the acquisition of MBS Textbook Exchange, LLC. He also participated in First Citizens Bank’s acquisition of Silicon Valley Bank in March 2023. This experience allows Vice Admiral Ryan to bring to the Board of Directors leadership and expertise in managing large complex organizations, and in particular the environment in which the Company operates.
Rory Wallace was appointed as a director in July 2022, pursuant to a Cooperation Agreement between the Company and Outerbridge Capital Management, LLC and certain of its affiliates, dated June 25, 2022, and thereafter was elected as a director in September 2022 by the stockholders at the 2022 Annual Meeting. Mr. Wallace serves as the Founder and Managing Member of Outerbridge Capital Management, LLC, an investment advisor to private investment funds, for which Mr. Wallace has served as the Chief Investment Officer since December 2014. In his role at Outerbridge, Mr. Wallace conducts significant due diligence on public companies in the technology, media, retail, and education sectors, engaging constructively with both management teams and boards where appropriate. From January 2013 to December 2014, Mr. Wallace was the Founder and Chief Investment Officer of DHC Asset Management, LLC, an investment adviser that focused its investments in technology, media, and retail. Earlier in his career, Mr. Wallace served in various positions at Straus Asset Management LLC, an investment management firm, including as an analyst and then as a Portfolio Manager.

Qualifications, Experience, Attributes and Skills. Mr. Wallace contributes extensive knowledge of finance and small-cap companies, particularly in the technology, media, retail, and education sectors, a detailed knowledge of the Company and its industry as its largest shareholder, a deep history advising public companies on managing the capital markets including from an investor relations perspective, as well as extensive experience with financial forecasting and accounting, strategic transformations, and turnarounds.
Raphael T. Wallander was appointed as a director in August 2023 pursuant to the ABL Amendment. Mr. Wallander currently serves on the board of directors of F45 Training Holdings Inc. Since April 2018, Mr. Wallander has served as the Chairman and Chief Executive Officer of Maxwell Bay Advisors, LLC, a platform created for independent director services, restructuring and consulting. Through Maxwell Bay Advisors, Mr. Wallander has served on the boards of over ten private companies and provided consulting services. Since 2007, Mr. Wallander has held various roles with Wayzata Investment Partners, LLC, including Corporate Counsel, Principal, and General Counsel. Wayzata is an SEC-registered investment adviser focused on distressed debt, special situations, and underperforming assets. Prior to joining Wayzata, Mr. Wallander worked as an attorney in private practice, with a focus on bankruptcy, restructuring and litigation.
Qualifications, Experience, Attributes and Skills. Mr. Wallander was selected to serve as a director based on his extensive experience with restructurings and corporate transformation and his other qualifications and skills.
Denise Warren was appointed as a director in July 2022 and thereafter was elected as a director in September 2022 by the stockholders at the 2022 Annual Meeting. Since 2016, she has also served as the Founder and Chief Executive Officer of Netlyst, LLC, a consulting and advisory firm that focuses on digital business growth and scaling consumer and enterprise recurring revenue streams. Prior to founding Netlyst, Ms. Warren served as the President of Digital and Chief Executive Officer of East Coast Publishing for Tribune Publishing from 2015 to 2016. For more than 25 years, she served in numerous capacities at The New York Times Company including as Executive Vice President of Digital Products and Services; General Manager, nytimes.com; Chief Advertising Officer; Senior Vice President of Strategic Planning; and Director of Marketing. Ms. Warren currently serves as an independent Director and member of the audit committee of Taylor Morrison Home Corporation (NYSE: TMHC), and as an independent director on the board of directors of Naviga, a Vista Equity partners backed software technology company. She previously served as a Director and Chair of the Nominating and Governance Committee of Monotype Imaging Holdings Inc., a publicly traded provider of design assets, technology and expertise, and as a Director and member of the audit committee of Electronic Arts Inc. (NASDAQ: EA), a publicly traded digital interactive entertainment company.
Qualifications, Experience, Attributes and Skills. Ms. Warren’s long experience in operating profitable recurring revenue businesses and driving transformative change in digital operations, consumer marketing, sales and product development at the strategic, operational and financial levels of digital marketing, business operations and corporate governance make her well qualified to serve on the Board of Directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE USING THE ENCLOSED PROXY CARD.

CORPORATE GOVERNANCE
Meetings and Committees of the Board of Directors
The Board of Directors met forty-three (43) times, which included thirty (30) times for weekly liquidity and/or restructuring update meetings, during the Company’s fiscal year 2023, which ended April 29, 2023 (“Fiscal 2023”). All directors then in office attended at least 75% of all meetings of the Board of Directors and committees of which he or she was a member.
Based on information supplied to it by the directors, the Board has affirmatively determined that each of Emily C. Chiu, Mario R. Dell’Aera, Jr., Daniel A. DeMatteo, Kathryn Eberle Walker, David G. Golden, Steven G. Panagos, Vice Admiral John R. Ryan, Rory D. Wallace, Raphael T. Wallander and Denise Warren is “independent” under the listing standards of the NYSE, and has made such determinations based on the fact that none of such persons have had, or currently have, any relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates, that would currently impair their independence, including, without limitation, any such commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship.
The Board has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. In August 2023, the Board of Directors formed the Alternative Transactions Committee as a special committee to review and evaluate potential strategic alternatives available to the Company.
Audit Committee. The responsibilities of the Audit Committee include, among other duties:
•	overseeing the quality and integrity of our financial statements, accounting practices and financial information we provide to the Securities and Exchange Commission (“SEC”) or the public;
•
reviewing our annual and interim financial statements, the report of our independent registered public accounting firm on our annual financial statements, Management’s Report on Internal Control over Financial Reporting and the disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	selecting and appointing an independent registered public accounting firm;
•	pre-approving all services to be provided to us by our independent registered public accounting firm;
•
reviewing with our independent registered public accounting firm and our management the accounting firm’s significant findings and recommendations upon the completion of the annual financial audit and quarterly reviews;

•	reviewing and evaluating the qualification, performance, fees and independence of our registered public accounting firm;
•	meeting with our independent registered public accounting firm and our management regarding our internal controls, critical accounting policies and practices, and other matters;
•	discussing with our independent registered public accounting firm and our management earnings releases prior to their issuance;
•	overseeing our enterprise risk assessment and management;
•	overseeing our internal audit function;
•	reviewing and approving related party transactions (see “Certain Relationships and Related Transactions” below); and
•	overseeing our compliance program, response to regulatory actions involving financial, accounting and internal control matters, internal controls and risk management policies.
The Board of Directors has adopted a written charter setting out the functions of the Audit Committee, a copy of which is available on the Company’s website at www.bned.com and is available in print to any stockholder who requests it in writing directed to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.

The members of the Audit Committee currently are Mario R. Dell’Aera, Jr. (Chair), Emily C. Chiu, Kathryn Eberle Walker, David G. Golden, Rory D. Wallace and Denise Warren. In addition to meeting the independence standards of the NYSE listing standards, each member of the Audit Committee meets the independence standards established by the SEC for audit committee members and our Corporate Governance Guidelines. The Board of Directors has also determined that each of Ms. Chiu, Mr. Dell’Aera, Ms. Eberle Walker, Mr. Golden, Mr. Wallace and Ms. Warren is financially literate for purposes of the NYSE listing standards, and Mr. Dell’Aera has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and/or experience. The members of the Audit Committee then in office met eight (8) times during Fiscal 2023.
Compensation Committee. The responsibilities of the Compensation Committee include, among other duties:
•	setting and reviewing our general policy regarding executive compensation;
•	determining the compensation of our Chief Executive Officer and other executive officers;
•	approving employment agreements for our Chief Executive Officer and other executive officers;
•	reviewing the benefits provided to our Chief Executive Officer and other executive officers;
•	setting and reviewing Director compensation;
•	overseeing our overall compensation structure, practices and benefit plans;
•	administering our executive bonus and equity-based incentive plans;
•
assessing the independence of compensation consultants, legal counsel and other advisors to the Compensation Committee and hiring, approving the fees and overseeing the work of, and terminating the services of such advisors; and

•	participating in succession planning for Chief Executive Officer and other executive officers.
The Board of Directors has adopted a written charter setting out the functions of the Compensation Committee, a copy of which is available on the Company’s website at www.bned.com and is available in print to any stockholder who requests it in writing directed to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.
The members of the Compensation Committee currently are David G. Golden (Chair), Daniel A. DeMatteo, Kathryn Eberle Walker, Vice Admiral John R. Ryan and Rory D. Wallace. All members of the Compensation Committee meet the independence standards of the NYSE listing standards and our Corporate Governance Guidelines and are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act. The members of the Compensation Committee then in office met five (5) times during Fiscal 2023. The Compensation Committee has engaged Mercer, an independent consulting firm, to provide information, analyses and advice regarding executive compensation and other matters. For further discussion of the nature and scope of the independent compensation consultant’s assignment, see the “Compensation Discussion and Analysis,” “Roles of the Compensation Committee, Management, and our Compensation Consultant in Determining the Compensation of our Named Executive Officers” and “Role of the Compensation Consultant” sections of this Proxy Statement.
Corporate Governance and Nominating Committee. The responsibilities of the Corporate Governance and Nominating Committee include, among other duties:
•	overseeing our corporate governance practices;
•	reviewing and recommending to our Board of Directors amendments to our committee charters and other corporate governance guidelines;
•	reviewing and making recommendations to our Board of Directors regarding the structure of our various Board of Directors committees;
•	identifying, reviewing and recommending to our Board of Directors individuals for election to the Board of Directors;
•	adopting and reviewing policies regarding the consideration of Board of Directors candidates proposed by stockholders and other criteria for Board of Directors membership; and
•	overseeing our Board of Directors’ annual self-evaluation.

The Board of Directors has adopted a written charter setting out the functions of the Corporate Governance and Nominating Committee, a copy of which is available on the Company’s website at www.bned.com and is available in print to any stockholder who requests it in writing directed to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.
The members of the Corporate Governance and Nominating Committee currently are Vice Admiral John R. Ryan (Chair), Emily C. Chiu, Daniel A. DeMatteo and Denise Warren.
The Corporate Governance and Nominating Committee consists entirely of independent directors, each of whom meets the independence requirements set forth in the listing standards of the NYSE and our Corporate Governance Guidelines. The members of the Corporate Governance and Nominating Committee then in office met six (6) times during Fiscal 2023.
The Alternative Transactions Committee. The Alternative Transactions Committee was formed on August 11, 2023. The responsibilities of the Alternative Transactions Committee include, among other duties, exploring, considering, soliciting expressions of interest or proposals for, responding to any communications, inquiries or proposals regarding, and advising as to all strategic alternatives to effect a “Specified Liquidity Transaction” (as defined in the ABL Credit Agreement).
The members of the Alternative Transactions Committee currently are Steven G. Panagos, Rory D. Wallace and Raphael T. Wallander. On August 15, 2023, Mr. Panagos was elected Chairman of the Alternative Transactions Committee.
The Alternative Transactions Committee consists entirely of independent directors, each of whom meets the independence requirements set forth in the listing standards of the NYSE and our Corporate Governance Guidelines.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee has ever been an employee of the Company, and none of them had a relationship requiring disclosure in this Proxy Statement under Item 404 of SEC Regulation S-K. None of the Company’s executive officers serve, or in Fiscal 2023 served, as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or the Company’s Compensation Committee.
Director Qualifications and Nominations
Minimum Qualifications
The Company does not set specific criteria for directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NYSE listing standards and the SEC, as applicable. Nominees for director will be selected on the basis of outstanding achievement in their personal careers, board experience, wisdom, integrity, ability to make independent and analytical inquiries, understanding of the business environment, and willingness to devote adequate time to Board of Directors duties. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Corporate Governance and Nominating Committee believes that each director should have a basic understanding of (a) the principal operational and financial objectives and plans and strategies of the Company, (b) the results of operations and financial condition of the Company and of any significant subsidiaries or businesses, and (c) the relative standing of the Company and its businesses in relation to its competitors.
The Company does not have a specific policy regarding the diversity of the Board of Directors. Instead, the Corporate Governance and Nominating Committee considers the Board of Directors’ overall composition when considering director candidates, including whether the Board of Directors has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the Company’s current and expected future needs. In addition, the Corporate Governance and Nominating Committee also believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board of Directors, which may be enhanced by a mix of different professional and personal backgrounds and experiences.
Nominating Process
Although the process for identifying and evaluating candidates to fill vacancies and/or reduce or expand the Board of Directors will inevitably require a practical approach in light of the particular circumstances at such time, the Board of Directors has adopted the following process to guide the Corporate Governance and Nominating

Committee in this respect. The Corporate Governance and Nominating Committee is willing to consider candidates submitted by a variety of sources (including incumbent directors, stockholders (as described below), Company management and independent third-party search firms) when reviewing candidates to fill vacancies and/or expand the Board of Directors. If a vacancy arises or the Board of Directors decides to expand its membership, the Corporate Governance and Nominating Committee may ask each director to submit a list of potential candidates for consideration. The Corporate Governance and Nominating Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he or she is potentially qualified to serve on the Board of Directors. At that time, the Corporate Governance and Nominating Committee also will consider potential nominees submitted by stockholders, if any, in accordance with the procedures described below, or by the Company’s management and, if the Corporate Governance and Nominating Committee deems it necessary, retain an independent third-party search firm to provide potential candidates. The Corporate Governance and Nominating Committee seeks to identify and recruit the best available candidates, and it intends to evaluate qualified stockholder nominees on the same basis as those submitted by Board of Directors members, Company management, independent third-party search firms or other sources.
After completing this process, the Corporate Governance and Nominating Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidate(s), the Corporate Governance and Nominating Committee will rank them by order of preference, depending on their respective qualifications and the Company’s needs. The Corporate Governance and Nominating Committee Chair will then contact the preferred candidate(s) to evaluate their potential interest and to set up interviews with the full Corporate Governance and Nominating Committee. All such interviews include only the candidate and one or more Corporate Governance and Nominating Committee members. Based upon interview results and appropriate background checks, the Corporate Governance and Nominating Committee then decides whether it will recommend the candidate’s nomination to the full Board of Directors.
When nominating a sitting director for re-election, the Corporate Governance and Nominating Committee will consider the director’s performance on the Board of Directors and its committees and the director’s qualifications in respect of the criteria referred to above.
Consideration of Stockholder-Nominated Directors
In accordance with its charter, the Corporate Governance and Nominating Committee will consider candidates for election to the Board of Directors at a stockholder meeting if submitted by an eligible stockholder in a timely manner. Any eligible stockholder wishing to submit a candidate for consideration for election at a stockholder meeting should send the following information to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.
•	stockholder’s name, number of shares owned, length of period held, and proof of ownership;
•	name, age and address of candidate;
•
a detailed resume describing, among other things, the candidate’s educational background, occupation, employment history for at least the previous five years, and material outside commitments (e.g., memberships on other Board of Directors and committees, charitable foundations, etc.);

•	a supporting statement which describes the candidate’s reasons for seeking election to the Board of Directors;
•	a description of any arrangements or understandings between the candidate and the Company and/or the stockholder; and
•	a signed statement from the candidate, confirming his/her willingness to serve on the Board of Directors.
Eligible stockholders who do not wish to follow the foregoing procedure but who wish instead to nominate directly one or more persons for election to the Board of Directors must comply with the procedures established by our bylaws. Our bylaws provide that in order to nominate a person for election as a director at next year’s annual meeting, a notice of an intention to nominate one or more directors containing certain information required by the bylaws must be delivered to the Corporate Secretary of the Company. To be timely, whether or not a stockholder wishes to have his or her nominees included in the Company’s proxy materials, the Corporate Secretary of the

Company must receive nominations for election to the Board of Directors for its 2024 annual meeting of stockholders at Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920 no earlier than June 7, 2024 and no later than July 7, 2024. For more information on stockholder proposals, see “Stockholder Proposals” on page 62.
Additionally, the Corporate Governance and Nominating Committee will consider stockholder nominated candidates if a vacancy arises or if the Board of Directors decides to expand its membership, and at such other times as the Corporate Governance and Nominating Committee deems necessary or appropriate. In any such event, any stockholder wishing to submit a candidate for consideration should send the above-listed information to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.
All of the director nominees identified in this Proxy Statement have been recommended by our Corporate Governance and Nominating Committee to our Board of Directors for re-election. The Corporate Governance and Nominating Committee recommends candidates to the full Board of Directors after receiving input from all directors. The Corporate Governance and Nominating Committee members, other members of the Board of Directors and senior management discuss potential candidates during this search process.
Certain Board of Directors’ Policies and Practices
Corporate Governance Guidelines and Code of Business Conduct and Ethics
The Board of Directors has adopted Corporate Governance Guidelines applicable to the members of the Board of Directors. The Board of Directors has also adopted a Code of Business Conduct and Ethics applicable to the Company’s employees, directors, agents and representatives, including consultants. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on the Company’s website at www.bned.com. Copies of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print to any stockholder who requests them in writing to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.
Board of Directors Leadership Structure
The roles of CEO and Chairman of the Board were combined following Mr. Huseby’s appointment to the position of CEO, effective September 19, 2017, and Mr. Huseby served as Chairman of the Board until June 23, 2022, when the roles of Chairman of the Board and Chief Executive Officer were separated and Vice Admiral Ryan, who had served as Lead Independent Director, was appointed Chairman of the Board. Because of the separation of the roles of CEO and Chairman of the board, the Board determined to discontinue the role of Lead Independent Director. We separate the roles of the CEO and the Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO, sets the agenda for Board meetings and presides over meetings of the full Board and executive sessions of non-management and independent directors. This separation of the roles of the Chairman of the Board and the CEO allows for greater oversight of the Company by the Board. The Board has determined that our Board leadership structure is the most appropriate at this time, given the specific characteristics and circumstances of the Company, and the skills and experience of Mr. Huseby and Vice Admiral Ryan.
In accordance with the Corporate Governance Guidelines, non-management directors meet in executive sessions at every Board of Directors meeting. Independent directors also meet at least once a year in an executive session of only independent directors. Currently, all of the non-management directors are independent directors.
Risk Oversight
The Board of Directors’ primary function is one of oversight. In connection with its oversight function, the Board of Directors oversees the Company’s policies and procedures for managing risk. The Board of Directors administers its risk oversight function primarily through its Committees. Board of Directors Committees have assumed oversight of various risks that have been identified through the Company’s enterprise risk assessment. The Audit Committee reviews the Company’s risk assessment and risk management policies, and the Audit Committee reports to the Board of Directors on the Company’s enterprise risk assessment. The Compensation Committee oversees compensation risk through its review of compensation practices and assessment of the potential impact of those practices on risk-taking.

Communications between Stockholders and the Board of Directors
Stockholders and other interested persons seeking to communicate with the Board of Directors should submit any communications in writing to the Company’s Corporate Secretary, Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Company’s Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors (including the non-management directors as a group) to whom the communication is directed.
Attendance at Annual Meetings
All Board of Directors members are expected to attend the Company’s annual meetings of stockholders and be available to address questions or concerns raised by stockholders. All of the Board of Directors members then serving attended the 2022 Annual Meeting of Stockholders.

CORPORATE RESPONSIBILITY AND ENVIRONMENTAL, SOCIAL AND GOVERNANCE
Commitment to Responsible Business
The Company’s commitment to responsible business practices is rooted in our purpose – elevating lives through education. Our purpose defines who we are and why we exist. That is why we focus on working in innovative ways to design and deliver solutions that contribute to a sustainable, more inclusive and prosperous future for all.
We are firmly committed to aligning our operations with our school partners’ policies to help them achieve their Environmental, Social and Governance (“ESG”) goals. Over the past decade, we have implemented numerous company-wide initiatives aimed at increasing our environmental, sustainability and social efforts across our business, including environmental-friendly stores, merchandise, shipping, technology and more.
By engaging with stakeholders – including clients, consumers, students, employees and investors – we do our part to improve today’s environmental and societal challenges to better serve our community while simultaneously delivering on our company’s business goals.
Operating in a responsible and sustainable environment is important to our company. As part of our commitment to being responsible corporate citizens, we make it a priority to understand and manage our social, environmental and economic impact on the world around us.
Caring for Our People
Our business is about serving people. Our success depends on attracting, developing and retaining talented and highly qualified employees. We are continually investing in resources and creating programs to drive diversity, equity and inclusion, to provide fair and competitive pay and benefits to support our employees’ well-being, and to foster personal growth and career development opportunities.
We are always actively recruiting talented people with a passion for education for our retail stores and corporate offices, including our part-time and seasonal roles, and to be a part of our work study/internship program. To find our pool of talent, we network internally and externally via our talent acquisition team, agency partners and current employees whom we mobilize as “talent scouts” and brand ambassadors.
We are committed to diversity in the workplace as we believe our company’s talent should reflect the faculty, students and communities we serve on each of our campuses. As we aim to hire a truly diverse overall workforce, we have formed partnerships with Historically Black Colleges and Universities (HBCUs) and are looking to continue developing relationships with veteran agencies and organizations that support individuals with disabilities to assist with the recruitment of these individuals (as we already do at the local level in Columbia, Missouri.)
In order to attract and retain talented employees, we know we must take care of them as they take care of our business. That starts with offering all employees, based on their classification and hours worked, benefits that include:
•	Medical and Dental Coverage
•	Life Insurance
•	Short- and Long-Term Disability Plans
•	Paid Time Off
•	Wellness Programs
•	Commuter Benefits
•	401(k) Defined Contribution Plan
•	Employee Assistance Program that includes counseling, convenience services, childcare and eldercare resources, access to legal resources, financial planning, chronic condition support and much more
•	Employee Discounts
•	Remote/hybrid positions for non-store employees
•	Tuition Assistance for all corporate employees and full-time store employees in the role of Assistant Store Manager and above

Investing in Our Employees’ Career Growth
Employee training and development opportunities are critical to our success as we believe they drive our employees’ growth and help to develop leaders within our organization and support the schools and customers we serve. We provide robust, ongoing employee training and career development programs through our Learning & Development system, where employees have access to a library of 75,000 courses for continued professional development and growth. We are currently implementing an integration between the identified development activities and our Learning Management System within our ADP platform to facilitate the identification and completion of training modules intended to help move employees forward in their career development.
Student employees have the opportunity to participate in our Aspiring Leaders Management Development Program, which is geared toward our Campus Store Team Members or Supervisors that show interest in developing their managerial skills as well as learning more about the ins and outs of running one of our unique campus bookstores. Learning and Development has created a comprehensive and interactive program for those interested in joining.
As a major employer of Millennials and Generation Z employees, Barnes & Noble College has become an “employer of choice” among students nationwide and our wholesale operations also offer employment opportunities to students.
All full-time and part-time employees are eligible for annual performance reviews, and this includes development planning.
Diversity, Equity and Inclusion (DEI)
At BNED, we are committed to ensuring that all employees can feel a sense of belonging, develop professionally and advance in their careers. As an organization built around people, we believe diversity, equity and inclusion enhances all our business goals and the solutions we deliver to our school partners, students, customers and communities.
We have developed a DEI blueprint to help fulfill our company’s mission and purpose to elevate lives through education and build a stronger sense of belonging by actively engaging employees and collaborating closely with the campuses we serve. We understand that to affirm our mission and values, we must commit to a set of DEI best practices that will help us recognize changing demographics and shifting needs of the institutions, students, faculty and communities we serve in order to actively respond and adapt as needed.
Our diversity, equity and inclusion program is managed by Corporate Communications and our Chief Human Resources Officer and overseen by our Board of Directors. The following is an overview of the DEI initiatives we have undertaken:
•	Ensuring our commitment to DEI is clear to our employees and the constituents we serve by promoting the DEI statement we developed in Fiscal 2022
•	Continuing to update DEI policies as a fundamental element in the way we do business
•	Partnering with Billie Jean King Enterprises (BJKE) from January 2022 through March 2023 on DEI programming and initiatives
•	Distributing a regular cadence of leadership DEI focused communications to all employees
•
Utilizing internal channels, including employee newsletters and employee portals, to celebrate cultural themes, calendars and employee voices to help drive a greater sense of belonging for all employees across our company

•	Providing DEI learning and development opportunities including training on Diversity Awareness, Inclusive Leadership and Confronting Unconscious Bias
•
Launching our Company’s Employee Resource Group (ERG) program, with a company-wide ERG survey, internal learning session, providing ongoing support for the first two ERGs: Gender Equity and Community Pride 365 as well as internal communications on the programming and the groups’ initiatives

•	Partnering with our campus clients to explore new ways to increase our role as a model of diverse and inclusive business operations

•	Promoting campus partner activities
•
Providing DEI internal programming such as educational webinars, panel discussions and employee round tables focused on topics and themes including Black History Month, Women’s History Month, Asian American Pacific Islander Month, mental health awareness, and the LGBTQ+ and allied communities

•
Hosting external webinars featuring partner institutions and industry experts on how to serve the evolving needs of students and their communities. Discussions include equitable access, solutions for the future workforce, how to better serve a diverse student population, Hispanic Serving Institutions and students with intellectual and developmental disabilities, and mental health and wellness.

Protecting the Environment
At our core, we are built on sustainability: we are the nation’s largest used textbook wholesaler, as well as a provider of a robust assortment of digital course materials. By facilitating the sale of used and digital textbooks, we help cut down on the production of paper-books and enable a circular economy.
As a trusted partner at colleges and universities nationwide, we are committed to expanding our sustainability practices and integrating them into the programs and philosophy of each campus we serve. Our goal is to reduce negative impacts on the environment by working with our partners, peers and others to promote responsible environmental practices. Over the past decade, we have implemented many company-wide initiatives aimed at increasing our sustainability efforts across operational areas, including environmental-friendly stores, merchandise, shipping, data center design, digital course materials, technology and more.
To meet our school partners’ green goals and vision, our architects can help design LEED-certified buildings. These “low-impact” stores may also feature recycled floor coverings, eco-friendly carpeting, non-toxic paint, mercury-free fluorescent lights, and eco-friendly merchandising fixtures made with recycled particleboard and non-toxic glues.
We incorporate green business practices throughout a number of our offices and warehouse facilities including the use of recycled materials, recycling of all paper, plastic and glass products, replacement of our facilities’ lighting to increase energy efficiency and the utilization of efficient shipping methods that help decrease waste.
To help our customers make environmental-friendly choices in our stores, we offer sustainable products such as reusable water bottles, CFL light bulbs, recycled notebooks, recycled, reusable tote bags, and organic foods and snacks. In addition, approximately 210 of our stores do not use plastic check out bags but instead use our paper check out bags, which are made from 100% recycled fiber, with a minimum of 95% post-consumer content. We also proactively promote reuse and recycling of our bags to consumers.
We ship over $450 million in textbooks and general merchandise purchases annually, which necessitates a large number of shipping cartons. We understand the impact this volume of shipments can have on the environment, so we have addressed the environmental impact of our order receiving and fulfillment in multiple ways. We always try to consolidate orders whether we are sending or receiving the package, we use only cartons that have 35% postconsumer recycled content for every shipment we send, we re-use the boxes, packing materials and pallets many times over, and we work to makes sure all materials including every carton is recycled properly when it can no longer be used.
Lastly, although our business is built on extending the useful life of textbooks, there are times when books can no longer be a part of our system, but we try to ensure that they do not end up in landfills. For unwanted textbooks, we work with Better World Books, an award-winning, for-profit social enterprise and a global e-retailer that collects and sells unwanted used textbooks online matching each purchase with a book donation, Book-for-Book™. For books that have reached the end of their lifetime, we work with a third-party to grind the books down to a pulp that can be beneficially used.
Safeguarding Personal Data
We take the privacy and security of personal information very seriously. Our day-to-day operations are managed by our Chief Information Security Officer (CISO) and Chief Privacy Officer (CPO). The CISO reports to the SVP, Chief Information Officer (CIO); the CPO reports directly to the EVP, Chief Legal Officer, Corporate Secretary (CLO). In addition to direct CLO and CIO interaction with the Board of Directors (BOD), our Senior Manager – Risk Management & Treasury solicits information from the CPO and others to provide compliance updates to the Audit Committee of the BOD.

As set in our Code of Business Conduct & Ethics, we expect all employees to adhere to the laws, regulations, and company policies applicable to the personal or business information that they may process in the course of their employment. Our information security policies and procedures include only using or disclosing personal or business information as needed to fulfill the specific purpose(s) for which such information was collected, not collecting more personal or business information than is necessary and taking care to safeguard the information. All employees must attest to complying with the Code annually. All employees, including part-time employees, who have access to our systems are trained on our procedures upon hire and have a refresher once a year. Some employees are required to take Family Educational Rights and Privacy Act (FERPA) compliance training.
We perform network penetration testing at least annually and application penetration testing at least quarterly on our corporate systems. In the event of a major system or environment change we would do additional testing. We also perform vulnerability scans monthly. All penetration testing and monthly vulnerability scans are done by a third party.
Operating Ethically
Ethical behavior is a core tenet of our Company’s values. We believe that how we operate as a company creates value for all our stakeholders – customers, clients, students, employees, investors and others – and will ultimately contribute to the Company’s long-term business growth and a better world.
We operate a robust ethics and compliance program, which includes regular employee training. If an employee has concerns, we have many avenues for them to seek guidance and/or report their concerns. They range from speaking with their manager, the HR department, or another member of our executive team, to utilizing our Talk2Us feature where they can report concerns either online or to an 800 hotline. This allows them to report concerns anonymously and confidentially. BNED also has zero tolerance and will not permit retaliation of any kind against anyone for reporting potential ethics or compliance issues in good faith or for assisting in the investigation of these issues.
Supporting Human Rights & Fair Labor Through our Supply Chain
We are proud of our commitment to apply fair labor practices and we are committed to providing equal opportunity in all aspects of employment. As a member of the Fair Labor Association (FLA), we require vendors who supply products to our stores to adopt the FLA’s Code of Conduct. This requires strict adherence to workers’ rights, including no forced or child labor, a workplace free of discrimination, harassment and/or abuse, a safe and healthy working environment, respect for the workers’ rights to freedom of association and collective bargaining, proper compensation for overtime hours, as well as limiting those hours to not be excessive, and paying workers’ wages and benefits in accordance with the law. We also ask our vendors to adopt their Principles of Monitoring to assure compliance with the Code of Conduct through training and audits. Through our partnership with FLA, our campus communities can be assured that the products sold in our stores were not created using unfair labor practices. To achieve greater transparency, the majority of our vendor partners openly disclose on their websites the factories used to manufacture their products.
Giving Back to the Communities We Serve
We strive to understand and respect the values of the communities where we serve and actively support initiatives in these communities. This commitment is visible in our contributions of financial and volunteer support, from providing annual textbook scholarships, to supporting student clubs and organizations. In addition, every year we donate surplus school supplies to the Kids in Need organization, which distributes merchandise to centers across the country so local teachers can visit and obtain free supplies for students in need.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of shares of Common Stock, as of August 17, 2023, unless otherwise indicated, by each person known by the Company to own beneficially more than five percent of the Company’s outstanding Common Stock, by each director, by each executive officer named in the “Summary Compensation Table” and by all directors and executive officers of the Company as a group. Except as otherwise noted, to the Company’s knowledge, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him, her or it.
Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class(1)
Five Percent Stockholders
Outerbridge Capital Management, LLC(2)	5,132,753	9.74%
Leonard Riggio(3)	4,960,206	9.41%
Dimensional Fund Advisors LP(4)	1,419,628	2.69%
Entities affiliated with Lids Holdings, Inc. and Fanatics Lids College, Inc.(5)	2,768,422	5.25%
Daniel R. Tisch(6)	2,781,993	5.28%
Bernard Selz(7)	3,236,984	6.14%
Scott Miller(8)	5,153,960	9.78%

Directors and Named Executive Officers(9)
Michael P. Huseby(10)	772,706	1.47%
Emily C. Chiu(11)	0	*
Mario R. Dell’Aera, Jr.(15)	0	*
Daniel A. DeMatteo(12)	9,216	*
Kathryn Eberle Walker(15)	0	*
David G. Golden	243,108	*
Steven G. Panagos	0	*
John R. Ryan(12)	32,665	*
Rory D. Wallace(2)(15)	5,132,753	9.74%
Raphael T. Wallander	0	*
Denise Warren(15)	0	*
Thomas D. Donohue(13)	56,231	*
Michael C. Miller(10)	75,430	*
David W. B. Nenke	11,674	*
Jonathan Shar(10)	456,836	*
David Henderson(14)	80,318	*
All current directors and executive officers as a group (13 persons)	6,722,714	12.76%
*	Less than 1%
(1)
Pursuant to SEC rules, shares of our Common Stock that an individual or group has a right to acquire within 60 days pursuant to the vesting of stock options are deemed to be beneficially owned by that individual or group and outstanding for the purpose of computing the percentage ownership of that individual or group, but are not deemed to be outstanding for computing the percentage ownership of any other person or group shown in the table.

(2)
Based on the Schedule 13D/A filed on June 28, 2022 by each of Outerbridge Capital Management, LLC, Outerbridge Special Opportunities Fund, LP, Outerbridge Special Opportunities GP, LLC and Rory Wallace. These beneficial owners collectively share the power to vote or to direct the vote, and to dispose or to direct the disposition of, the shares. The address of Outerbridge Capital Management, LLC, Outerbridge Special Opportunities Fund, LP, Outerbridge Special Opportunities GP, LLC and Rory Wallace is listed as 767 Third Avenue, 11th Floor, New York, New York 10017.

(3)
Based on the Schedule 13D/A filed on March 30, 2021 by Mr. Riggio, Mr. Riggio’s holdings are comprised of (a) 3,131,848 shares held by Mr. Riggio, of which Mr. Riggio has sole voting and investment power; (b) 732,067 shares held by Mr. Riggio’s wife, Louise Riggio; and (c) 1,096,291 shares owned by The Riggio Foundation, a charitable trust of which Mr. Riggio and Mrs. Riggio are co-trustees. Mr. Riggio and Mrs. Riggio have the power to direct the vote and disposition of the shares owned by The Riggio Foundation. Neither Mr. Riggio nor Mrs. Riggio, nor any of their family members or affiliates, have any pecuniary interest in the Riggio Foundation. The address of Mr. Riggio is in the care of Barnes & Noble, Inc., 122 Fifth Avenue, New York, New York 10011.

(4)	Based on the Schedule 13G/A filed on February 10, 2023 by Dimensional Fund Advisors LP. The address of such persons is listed as Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)
Based on the Schedule 13D/A filed on February 14, 2023 by each of Lids Holdings, Inc., Fanatics Leader Topco, Inc., Fanatics Lids College, Inc., FanzzLids Holdings, LLC, Lids Investment Holdings, LLC, Lawrence S. Berger, Thomas H. Ripley, Kynetic F, LLC, and Michael G. Rubin. Lids Holdings, Inc. is the record holder of 1,153,846 shares of Common Stock, and Fanatics Lids College, Inc. is the record holder of 460,730 shares of Common Stock. Lids Holdings, Inc. and Fanatics Lids College, Inc. are indirect subsidiaries of FanzzLids Holdings, LLC (the “JV”). The JV is a joint venture between Lids Investment Holdings, LLC and Fanatics Leader Holdings, LLC. Thomas H. Ripley and Lawrence S. Berger may be deemed to be beneficial owners of the 1,153,846 shares of Common Stock held of record by Lids Holdings, Inc. and the 460,730 shares held of record by Fanatics Lids College, Inc. in their capacity as controlling managers and members of Lids Investment Holdings, LLC, which is the majority owner of and has managerial control with respect to the JV. Fanatics Leader Topco, Inc. is the record holder of 1,153,846 shares of Common Stock. On account of its share of the ownership of the voting securities of Fanatics Holdings, Inc., which indirectly owns 100% of the outstanding capital stock of Fanatics Leader Topco, Inc., Kynetic F, LLC indirectly owns a controlling percentage of the outstanding voting securities of Fanatics Leader Topco, Inc. Michael G. Rubin is the managing member of Kynetic F, LLC and possesses sole voting and dispositive power over the shares held by Kynetic F, LLC.

(6)
Based on the Schedule 13G/A filed on May 12, 2022 by Daniel R. Tisch, Daniel R. Tisch had sole voting power and sole investment power with respect to 2,725,000 shares of Common Stock of the Issuer, including 1,450,000 shares registered in the name of TowerView LLC, 460 Park Avenue, New York, N.Y. 10022 and 800,000 shares registered in the name of DT Four Partners II, LLC, 655 Madison Avenue, 11th Floor, New York, N.Y. 10065, or 5.2% of the 52,045,951 shares of Common Stock that were outstanding as of March 3, 2022. TowerView LLC and DT Four Partners II, LLC are Delaware limited liability companies the sole manager of which is Daniel R. Tisch.

(7)
Based on the Schedule 13G filed on January 10, 2023 by Bernard Selz, Mr. Selz had sole voting power and sole investment power with respect to the shares. The address of Mr. Selz is c/o Ingalls and Snyder, LLC, 1325 Avenue of the Americas, New York, NY 10019.

(8)
Based on the Schedule 13G filed on January 30, 2023 by Scott Miller, Greenhaven Road Investment Management, LP, MVM Funds, LLC, Greenhaven Road Capital Fund 1, L.P., and Greenhaven Road Capital Fund 2, L.P. Greenhaven Road Investment Management is the investment manager of each of Greenhaven Road Capital Fund 1 and Greenhaven Road Capital Fund 2 (collectively, the “Greenhaven Funds”). MVM Funds is the general partner of each of the Greenhaven Funds and Greenhaven Road Investment Management. Scott Miller is the controlling person of MVM Funds. The address of such persons is c/o Royce & Associates LLC, 8 Sound Shore Drive, Suite 190, Greenwich, CT 06830.

(9)	The address of all of the officers and directors listed above is in the care of Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920.
(10)	Does not include the following restricted stock units which do not have current voting rights: Mr. Huseby-203,704; Mr. Miller-74,076; and Mr. Shar-61,730.
(11)	Does not include 131,991 restricted stock units for which the director has elected to defer receipt and which do not have current voting rights.
(12)	Does not include 164,066 restricted stock units for which Mr. DeMatteo has elected to defer receipt and which do not have current voting rights.
(13)	Beneficial ownership as of Mr. Donohue’s resignation effective as of April 28, 2023.
(14)	Beneficial ownership as of the date of Mr. Henderson’s retirement effective as of June 2, 2023.
(15)	Does not include 11,804 restricted stock units for which the recipient has elected to defer receipt and which do not have current voting rights.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis summarizes the material elements of our compensation program for our named executive officers (“NEOs”). For Fiscal 2023, our NEOs were:
Named Executive Officer	Position
Michael P. Huseby	Chief Executive Officer and Acting Chief Financial Officer

Thomas D. Donohue(1)	Former Executive Vice President, Chief Financial Officer

Michael C. Miller	Executive Vice President, Corporate Development & Affairs, Chief Legal Officer, and Secretary

Jonathan Shar	Executive Vice President, BNED Retail and President, Barnes & Noble College Bookseller, LLC

David Henderson(2)	Former Executive Vice President, Strategic Services, and President, MBS Textbook Exchange, LLC

David W. B. Nenke(3)	Former Executive Vice President, Consumer Digital, and President, Digital Student Solutions (DSS)
(1)	Mr. Donohue resigned effective as of April 28, 2023.
(2)	Mr. Henderson retired effective as of June 2, 2023.
(3)	Mr. Nenke resigned effective as of December 6, 2022 in connection with the elimination of his position.
Executive Summary
Our executive compensation program is designed to (i) align with our business strategy; (ii) attract, retain, and engage the talent we need to compete in our industry; and (iii) align management with stockholders’ interests. We believe our Compensation Committee has established a compensation program that reflects our businesses, compensation governance best practices and a “pay-for-performance” philosophy.
Compensation and Governance Highlights
What we do
✔	Tie a majority of executive pay to performance-based cash and equity incentives;
✔	Align annual incentive payouts to individual and company-based performance goals;
✔	Vest equity awards over time to promote retention and require a one-year minimum vesting period for equity awards;
✔	Accelerate equity only upon termination of employment following a change in control (double trigger);
✔	Subject incentive compensation (including cash and equity) to a clawback policy;
✔	Require executive officers and directors to meet stock ownership targets and retention guidelines;
✔	Engage with stockholders regarding governance and/or executive compensation issues;
✔	Conduct an annual risk assessment of our executive compensation program; and
✔	Conduct an annual say-on-pay vote.

What we don’t do
✘	Pay current dividends or dividend equivalents on unearned performance shares and unvested restricted stock units;
✘	Permit option repricing without stockholder approval;
✘	Provide significant perquisites;
✘	Pay tax gross-ups to executives;
✘	Provide supplemental executive retirement benefits; or
✘	Permit hedging for any employee or, without the approval of the Audit Committee, pledging by executive officers or directors.
Continuous Improvement in our Compensation Plans
The Compensation Committee continues to review and refine the Company’s executive compensation program to further align pay with Company performance and to ensure the integrity of the Company’s executive compensation program. The Compensation Committee considered the “say-on-pay” stockholder advisory vote held in September 2022 to be supportive of the Company’s pay practices. Approximately 66% of stockholder votes cast were in favor of the executive officer compensation as described in our 2022 proxy statement. The Company regularly engages with its top five non-institutional holders and has engaged or offered to engage with all significant stockholders. Several of our executive officers and directors, including the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer and the chairperson of the Compensation Committee are involved in these discussions. Additionally, Rory D. Wallace, a principal of the Company’s largest shareholder and member of the Board’s Compensation Committee, maintains regular dialogue with a majority of the Company’s significant shareholders (both institutional and non-institutional). While the majority of discussions with stockholders during Fiscal 2023 were primarily focused on updates on the execution of the Company’s strategy, the Company’s compensation program was discussed following the 2022 Annual Meeting in the context of the results of the “say-on-pay” stockholder advisory vote and the Company’s ongoing cost management actions, which has resulted in a significant decrease in operating expenses. The Compensation Committee has been, and will remain, responsive to concerns raised by the stockholders and have made adjustments to the compensation program accordingly. Examples of concerns raised by stockholders regarding the Company’s compensation program are set forth in the table below. The reaction to these changes from stockholders generally has been favorable.
Stockholders Were Concerned About		How We Addressed Their Concerns
•	Alignment between Company performance, compensation and run rate	•
In Fiscal 2023 granted to the NEOs 50% of the long-term equity incentives in the form of time-based restricted stock units (“RSUs”); 25% in the form of fair market value stock options, and 25% in the form of stock options with an exercise price above the fair market value of the shares of common stock on the date of grant (“premium priced stock options”) and reduced the grant date fair value of such awards, to mitigate run rate and dilution (as described further below)

•	No stock ownership guidelines for executive officers	•	Adopted stock ownership guidelines for executive officers (in addition to the existing guidelines for directors); only fully vested and owned shares count toward ownership requirement

•	Clawback provisions only applied to equity awards	•	Adopted a compensation recoupment policy (“clawback policy”) that applies to all incentive compensation (cash and equity)

•	Discretionary bonuses for executive officers	•	No portion of the Annual Incentive Plan is discretionary

The Board of Directors values stockholder feedback and will continue to proactively engage with our stockholders on these and other issues as well as periodically reviewing our compensation practices to ensure they are aligned with stockholder interest and are competitive with companies in the markets in which we compete.
Recent Compensation Decisions for Fiscal Year 2023
The Compensation Committee continues to review our executive compensation program to balance the need to retain and motivate the management team during a challenging period for the Company, and address stockholder concerns regarding alignment between pay and performance and dilution and run rate issues. Examples of recent decisions include the following:
•
In June 2022, the Company and Mr. Huseby agreed to amend the terms of Mr. Huseby’s employment agreement effective September 1, 2022. The amended employment agreement extends the term of the agreement to September 20, 2023, reduces Mr. Huseby’s annual target bonus from 125% to 100% of his base salary and reduces severance payments payable upon termination. See the more detailed description under in the “Employment Arrangements-General Provisions.” Mr. Huseby’s employment agreement will renew automatically for another renewal term, in accordance with its terms.

•
The annual equity awards granted to executive officers and directors in June 2022 for Fiscal 2023 were made based on the same number of underlying shares of Common Stock as awards made in Fiscal 2023, reducing the grant date fair value of such awards, to mitigate run rate and dilution. No decisions with respect to Fiscal 2024 equity awards have been made as of the date of this Proxy Statement.

•
Because of the unpredictable and negative impact the COVID-19 pandemic has had on the operations of the Company over the past two fiscal years and the continuing uncertainty for Fiscal 2023, in order to maintain key executives in critical roles during this period, in July 2022, the Company entered into a retention agreement with each of Messrs. Donohue, Miller, Nenke and Shar pursuant to which the Company will pay a cash retention bonus to each such Named Executive Officer in the following amounts: (i) $300,000 to Mr. Donohue; (ii) $300,000 to Mr. Miller; (iii) $200,000 to Mr. Nenke; and (iv) $300,000 to Mr. Shar. The retention bonuses were paid as follows: (i) fifty percent (50%) of such bonus becoming due on December 1, 2022, and (ii) the remaining fifty percent (50%) becoming due on June 1, 2023 (although the Company paid Mr. Nenke the second $100,000 installment of his retention bonus on January 13, 2023 in connection with the termination of his employment following the elimination of his position). Mr. Donohue forfeited $150,000 of his retention bonus in connection with his resignation on April 28, 2023.

•
On April 25, 2023, the Compensation Committee approved the entry of a retention agreement with each of Messrs. Miller and Shar, pursuant to which the Company will pay a cash retention bonus to each such Named Executive Officer in the following amounts: (i) $450,000 to Mr. Miller; and (ii) $450,000 to Mr. Shar and the agreements were entered into on May 1, 2023. The retention bonuses will be payable as follows: (i) fifty percent (50%) of such bonus becoming due on November 1, 2023, and (ii) the remaining fifty percent (50%) becoming due on April 1, 2024, provided that if, prior to the date that a retention bonus payment is to become due, the executive is terminated for Cause (as defined in the retention agreement) or resigns other than for Disability (as defined in the retention agreement) or Good Reason (as defined in the retention agreement), the retention bonus will not be paid.

Highlights of Fiscal 2023 Company Performance
Our business was significantly negatively impacted by the COVID-19 pandemic, as many schools adjusted their learning models and on-campus activities. The impact of COVID-19 store closings during Fiscal 2021 to Fiscal 2022 resulted in the loss of cash flow and increased borrowings that we would not otherwise have expected to incur. However, on campus traffic continues to grow from increased campus events and activities, as compared to the last two years. We cannot accurately predict the duration or extent of the lingering impact of the COVID-19 pandemic on enrollments, primarily at community colleges and international student enrollment, campus activities, university budgets, athletics, the continuation of remote and hybrid class offerings, and other areas that directly affect our business operations. Given this landscape, the following are Company financial and operational performance highlights for Fiscal 2023.

Financial highlights for Fiscal 2023
•	Consolidated fiscal 2023 GAAP revenue of $1,543.2 million increased 3.2%, as compared to the prior year period.
•	Consolidated fiscal 2023 GAAP gross profit of $349.4 million increased 1.9%, as compared to the prior year period.
•	Consolidated fiscal 2023 GAAP net loss from continuing operations of $(90.1) million, compared to a net loss of $(61.6) million in the prior year period.
•	Consolidated fiscal 2023 non-GAAP Adjusted EBITDA from Continuing Operations of $(8.2) million, compared to $(10.3) million in the prior year period.
Operational highlights for Fiscal 2023
•
Total Retail segment gross comparable store sales increased by 3.2%, comprised of a 0.4% increase in course material sales, and an 8.6% increase in general merchandise sales. For comparable store sales reporting purposes, logo general merchandise sales fulfilled by Lids and Fanatics are included on a gross basis.

•	Fiscal 2023 First Day® Complete revenue grew 88% to $198 million.
•	157 campus stores are committed to utilize First Day® Complete in the Fall of 2023 representing enrollment of nearly 800,000 students.
•	Achieved approximately $17 million of run-rate savings in fiscal 2023. Continue to expect a total of $30 million to $35 million of annualized run-rate savings as a result of cost reduction actions.
•	Ended the year with 1,366 physical and virtual stores, a net decrease of 61 stores, as compared to the prior year period, as the Company focuses on closing unprofitable stores.
Pay and Performance Alignment in Fiscal 2023
Annual incentives for NEOs for Fiscal 2023 were awarded based on Company EBITDA (earnings before interest, taxes, depreciation and amortization adjusted for certain items) performance relative to a pre-defined target level. As described below in more detail, our Fiscal 2023 Company EBITDA performance was 0% of target, which yielded a payout factor of 0% of the target award.
Fiscal 2023 equity grants for the executive officers were delivered in a combination of RSUs, which accounted for 50% of the target award amount for the NEOs, and stock options, which accounted for 50% of the target award for the NEOs. The stock option awards were split between options with an exercise price of $2.36, which equal to fair market value on the date of grant, and stock options with an exercise price of $4.86, which represents a premium of approximately 106% on the fair market value of the Company’s common stock on the date of grant. The Compensation Committee believes the mix of awards provides a strong link between the Company’s financial performance and executive compensation, aligns executives with the Company’s stockholders and provides an important retention tool. The Committee determined that performance shares that have been historically used would not be effective given the continued challenge to forecast goals for multi-year periods. The RSUs will vest in equal one-third increments on the first, second and third anniversary of the grant date. The stock options will vest in equal one-quarter increments on the first, second, third and fourth anniversary of the grant date.
Compensation Philosophy and Objectives
We are engaged in a very competitive and rapidly changing industry, and our success depends on our ability to attract, motivate and retain qualified executives. Accordingly, the Compensation Committee aims to create total compensation packages that are competitive with programs offered by other companies with which we compete for talent. At the same time, our Compensation Committee believes that a significant portion of the compensation paid to our executive officers should be tied to our performance, execution of our strategic plan and the value we create for stockholders.

The Compensation Committee’s objectives are to:
•	attract, retain, and motivate talented executives responsible for the success of our organization;
•	provide compensation to executives that is externally competitive, internally equitable, performance-based, and aligned with stockholder interests; and
•
ensure that total compensation levels are reflective of company and individual performance and provide executives with the opportunity to receive above-market total compensation for exceptional business performance.

Compensation Market References
In establishing compensation for Fiscal 2023, the Compensation Committee worked with Mercer, its compensation consultant, to develop a peer group for the Company and review executive compensation against that peer group. In support of its compensation philosophy, the Compensation Committee reviews the following: (a) base salary; (b) target short-term incentive; (c) target total cash compensation; (d) actual total cash compensation; (e) target or grant date fair value of long-term incentive; and (f) target total direct compensation. Executives are matched to market positions based on titles, responsibilities and contributions to the Company. The Compensation Committee reviewed compensation among the peer group companies to determine the competitiveness of pay levels and pay mix for executives. Although no other public companies are directly comparable to the Company and its businesses, the Compensation Committee considers the Company’s competitors for executive talent to be companies engaged in retail and education services. Our peer group, which is reviewed annually, includes companies that are similar in size to the Company based on revenues and market capitalization and also companies with overlapping business model characteristics (e.g., education / technology focus, combination of products and services, strong relationships with business partners, go-to-market strategy, and geographic footprint) as follows:
2U, Inc.	Grand Canyon Education, Inc.
Adtalem Global Education Inc.	John Wiley & Sons, Inc.
American Eagle Outfitters, Inc.	Lands’ End, Inc.
Bright Horizons Family Solutions Inc.	Scholastic Corporation
Chegg, Inc.	Stride, Inc.
Express, Inc.	Urban Outfitters, Inc.
Graham Holdings Company
In Fiscal 2023, Graham Holdings Company and Grand Canyon Education, Inc. were added as peer companies. The Committee reviews the peer group annually and will continue to consider the Company’s current size and strategic direction in its review.
	Total Revenue(1) (LTM, $M)	Market Cap (as of 4/29/23, $M)
Peer Group Median	$1,704	$2,127
Barnes & Noble Education, Inc.	$1,543	$82
(1)	Data as reported by S&P Capital IQ.
However, peer group compensation is just one factor that is considered in determining compensation levels for our executive officers. We also consider: (a) the Company’s business performance; (b) each executive officer’s job responsibilities, experience and prior performance; (c) relative compensation among our executive officers; (d) industry-wide business conditions; and (e) the recommendations of our Chief Executive Officer (in the case of Messrs. Donohue, Miller, Shar, Henderson and Nenke).

Overview of Compensation Program Design
Elements of Pay
Our compensation structure is primarily composed of base salary, performance-based annual incentive compensation and performance-based and time-vested long-term equity incentives. The mix of Fiscal 2023 target total direct compensation was as follows:

Note that Target Annual Incentive reflects Fiscal 2023 target opportunity, and stock options and RSUs reflect Fiscal 2023 grant date value.
Base Salary
We pay our NEOs a base salary to provide them with a guaranteed minimum compensation level for their services. An NEO’s base salary is determined by evaluating the external competitive marketplace, internal equity and individual contributions.
Named Executive Officer	Base Salary in Fiscal 2023	Base Salary in Fiscal 2024	Percentage Change
Michael P. Huseby	$1,100,000	$1,100,000	0%
Thomas D. Donohue	$600,000	$600,000	0%
Michael C. Miller	$600,000	$600,000	0%
David W. B. Nenke	$550,000	$550,000	0%
Jonathan Shar	$550,000	$550,000	0%
David Henderson	$550,000	$550,000	0%
Performance-Based Annual Incentive Compensation
Each of Messrs. Huseby, Donohue, Miller, Shar, Henderson and Nenke were granted performance-based annual incentive compensation opportunities. The target award under the Annual Incentive Plan is expressed as a percentage of base salary as set forth in the table below. For Messrs. Huseby, Donohue, Miller, Shar, Henderson and Nenke, the individual Annual Incentive Plan payouts were based 100% on Company performance as measured by Company EBITDA. Participants had the opportunity to earn up to 150% of the of the target amount based on the achievement of Company EBITDA.
Named Executive Officer	Annual Target as Percentage of Salary
Michael P. Huseby	100%
Thomas D. Donohue	85%
Michael C. Miller	85%
David W. B. Nenke	85%
Jonathan Shar	85%
David Henderson	85%

Fiscal 2023 Performance Targets and Actual Results. The chart below shows the payout scale on which the Company EBITDA individual annual incentive target compensation was based.
Company EBITDA Performance Range (Min.-Max, in Millions)	Payout Percentage (% of Target Payout)
Below $35.25	0%
Between $35.25 - $47.00	75-100%*
$47.00	100%
Between $47.00 - $70.50	100-150%*
$70.50 and above	150%
*	Payout percentage is interpolated for results within range.
The chart below shows the target and actual Company EBITDA results for Fiscal 2023 and actual results as a percentage of target results and target pay. Based on actual Company EBITDA, the NEOs earned a payout of 0%.
	Target ($) (in millions)	Actual ($) (in millions)	% Target Achieved	% Target Payout
Company EBITDA*	$47.0	$(8.2)	0%	0%
*
Company EBITDA is used in our compensation programs and is presented in order to show the correlation between these financial measures and compensation to our NEOs. Both target Company EBITDA and actual Company EBITDA were determined by using Adjusted EBITDA, as calculated and reported in the Company’s SEC filings. The Compensation Committee chose Company EBITDA as a performance measure because it is the measure management reviews internally to evaluate the Company’s performance and manage its operations. For a reconciliation of Adjusted EBITDA to net income and discussion of the Company’s use of Adjusted EBITDA, please refer to page 53 of the Company’s Annual Report on Form 10-K for the fiscal year ended April 29, 2023.

Fiscal 2023 Performance-Based Annual Incentive Compensation Payment Amounts. Set forth below is a table showing target, maximum and actual Fiscal 2023 performance-based annual incentive compensation for our NEOs.
Named Executive Officer	Company EBITDA Weighting	Target Annual Incentive ($)	Maximum Annual Incentive ($)	Actual Company EBITDA Payout	Actual Total Payout	Total Payout as a % of Target
Michael P. Huseby	100%	$1,100,000	$1,650,000	$—	$—	0%
Thomas D. Donohue	100%	$510,000	$765,000	$—	$—	0%
Michael C. Miller	100%	$510,000	$765,000	$—	$—	0%
David W. B. Nenke	100%	$467,500	$702,000	$—	$—	0%
Jonathan Shar	100%	$467,500	$702,000	$—	$—	0%
David Henderson	100%	$467,500	$702,000	$—	$—	0%
The performance-based annual incentive awards earned by our NEOs under the annual incentive plan for Fiscal 2023 are set forth in the “Summary Compensation Table” on page 35. The threshold, target and maximum incentive award opportunities for each of our NEOs for Fiscal 2023 are set forth in the “2023 Grants of Plan-Based Awards Table” on page 36.
In addition to the annual incentive awards, the Compensation Committee also approved the retention bonuses for Messrs. Miller and Shar as described above on page 35.
Long-Term Equity Incentives
Long-term equity incentives are a critical component of the Company’s compensation program. They are designed to promote the Company’s long-term financial interests and growth, to attract, motivate, and retain key employees, and to align the interests of management with those of the Company’s stockholders. The Company grants long-term equity incentive awards under the Company’s Amended and Restated Equity Incentive Plan (the “Equity Incentive Plan”), which is administered by the Compensation Committee. The Compensation Committee reviews, discusses and approves the types and number of awards made to senior management, including the NEOs, and approves the terms, conditions and limitations applicable to each award. The Committee delegates authority to the CEO, within pre-established limitations, to make awards to newly-hired employees or current employees who are not executive officers. Equity awards are generally granted in connection with the June Compensation Committee meeting.
In Fiscal 2023, the Compensation Committee established a target long-term incentive amount for each of the NEOs denominated in dollars. The Compensation Committee determined to make awards with a mix of RSUs, fair market value exercise price options and premium exercise options, which accounted for 50%, 25% and 25% of the target award amount (based on fair value of the awards), respectively.
Performance Share Units. The Compensation Committee has, in the past, used performance share units in the design of the compensation program. However, given the ongoing impact of the COVID-19 pandemic, the Compensation Committee has not granted performance share units in Fiscal 2021, Fiscal 2022 or Fiscal 2023. Performance share units are earned and settled for shares of common stock if and only to the extent that certain pre-established performance goals are met for a two-year performance period. The performance shares granted in June 2019, which covered the Fiscal 2020 and 2021 performance period, were earned at a 46% of target. The performance shares were subject to a one-year holding period and vested in June 2022.
Stock Options. Because of the decision to not award performance shares due to the lack of visibility and ability to establish performance goals, in order to incentivize executives and align their interests with that of stockholders, the Compensation Committee determined to award 50% of the target equity amount (based on the fair value of the grants) in the form of stock options, including stock options that have a premium exercise price that was approximately 106% higher than the trading price of the Common Stock on the date of grant.
Named Executive Officer	Fair Market Value Options(1)	Premium Options(2)	RSUs	Aggregate Award Target ($)
Michael P. Huseby	130,580	141,200	152,778	$751,526
Thomas D. Donohue	47,484	51,346	55,556	$273,284
Michael C. Miller	47,484	51,346	55,556	$273,284
David W.B. Nenke	39,570	42,788	46,297	$227,737
Jonathan Shar	39,570	42,788	46,297	$227,737
David Henderson	17,807	19,255	20,834	$102,484
(1)	The fair market value options have an exercise price of $2.36 per share, the fair market value of the Common Stock on the date of grant.
(2)	The premium options have an exercise price of $4.86 per share.
Other Components of Compensation
401(k) Plan. Each of our NEOs is entitled to participate in our tax-qualified defined contribution 401(k) plan on the same basis as all other eligible employees. The 401(k) plan provides our employees, including our NEOs, with a way to accumulate tax-deferred savings for retirement. The Company matches the contributions of participants, subject to certain criteria. Under the terms of the 401(k) plan, as prescribed by the Internal Revenue Code of 1986, as amended (the “Code”), the contribution of any participating employee is limited to the lesser of 75% of annual salary before taxes or a maximum dollar amount ($22,500 for 2023), subject to a $7,500 increase for participants who are age 50 or older. As a result of the COVID-19 pandemic, in April 2020, upon the recommendation of management, the Compensation Committee suspended the Company’s 401(k) plan match for the remainder of Fiscal 2021. On July 25, 2021, the Compensation Committee approved the reinstatement of the Company’s 401(k) plan match, effective July 1, 2021. In August 2023, upon management’s recommendation, the Compensation Committee approved the conversion of the Company’s 401(k) plan match to a year end match to be awarded at the Compensation Committee’s discretion based upon the Company’s fiscal year 2024 results. The amount of the Company’s matching contributions for each of our NEOs is set forth in footnotes to the “Summary Compensation Table” on page 35. We do not provide supplemental executive retirement benefits.
Limited Perquisites and Other Compensation. The Company’s NEOs are entitled to only the limited perquisites set forth in their employment agreements or letters and disclosed in the footnotes to the “Summary Compensation Table” on page 35.

Severance and Change of Control Payments and Benefits. The Company has an employment agreement with Mr. Huseby and each of Messrs. Donohue, Miller, Shar, Henderson and Nenke have employment letter agreements that contain severance and change in control benefits. The agreements provide for certain severance payments and benefits upon termination of employment by the Company without cause or by the NEO for good reason (including upon termination within two years following a change of control). The triggering events that would result in the severance payments and benefits and the amount of those payments and benefits are intended to provide our NEOs with financial protection upon loss of employment and to support our executive retention goals and enable our NEOs to focus on the interests of the Company in the event of a potential change of control. Equity awards are subject to a “double-trigger” and vesting will only be accelerated if there is a termination of employment without “cause” or for “good reason” following a change of control. The Company does not pay any tax gross-ups in connection with the severance payments. The Compensation Committee believes that the terms of the employment agreements, including triggering events and amounts payable, are competitive with severance protection being offered by other companies with whom we compete for highly qualified executives. The compensation that could be received by (or were paid to) each of our NEOs upon termination or change of control is set forth in the “Potential Payments Upon Termination or Change of Control Table” on page 41 and the amounts paid in connection with the termination of employment of our NEOs are on page 57. The material terms of these agreements, as in effect for Fiscal 2023, are described in the “Narrative to the Summary Compensation Table” and the “Grants of Plan-Based Awards Table-Employment Arrangements with the Named Executive Officers.”
Governance Policies
Executive Incentive Compensation Clawback Policy
The Board of Directors has adopted the Executive Incentive Compensation Clawback Policy (the “Clawback Policy”). The Clawback Policy allows the Compensation Committee to take action to recover incentive compensation from certain key employees, including executive officers, in the event that the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. The Clawback Policy only applies to incentive-based compensation paid in excess of what would have been paid or granted under the circumstances reflected by such restatement, and applies irrespective of the responsibility of the key employee for the accounting restatement. The Clawback Policy applies to all Section 16 officers and covers all incentive-based compensation (including cash and equity) paid or granted after adoption of the policy.
Prohibition on Hedging and Pledging Transactions
The Company’s Insider Trading Policy prohibits employees, including directors and executive officers, from hedging their ownership of Company stock, including selling Company stock short, buying or selling puts or calls or other derivative instruments related to Company stock. Directors and executive officers are also prohibited from pledging Company stock, purchasing Company stock on margin or incurring any indebtedness secured by a margin or similar account in which Company stock is held, without prior approval of the Audit Committee.
Executive Stock Ownership Guidelines
In September 2021, the Compensation Committee amended the executive stock ownership guidelines based on a multiple of annual base salary as follows: Chief Executive Officer-five times; all other NEOs-two times; and all other Section 16 officers-one time (“Stock Ownership Target”). Officers are required to retain 50% of net after-tax shares earned from equity grants until the Stock Ownership Target is met; provided, however, if an officer has not met the Stock Ownership Target within five years of becoming subject to the guidelines, officers are required to retain 100% of the net after-tax shares earned from equity grants. Only vested and fully-owned shares owned by an officer directly or indirectly through the 401(k) plan, immediate family members or trusts or similar arrangements count toward the Stock Ownership Targets. The Compensation Committee reviews progress toward the Stock Ownership Targets annually. Although none of the named executive officers have met the Stock Ownership Targets, each is making satisfactory progress toward achieving the target.

Compensation Policies and Practices as Related to Risk Management
With the assistance of its compensation consultant, the Compensation Committee conducted its risk assessment of the Company’s incentive compensation plans covering employees. The Compensation Committee evaluated the levels of risk-taking to determine whether they are appropriate in the context of the Company’s strategic objectives, the overall compensation arrangements, and the Company’s overall risk profile. The Compensation Committee believes the following elements of the Company’s executive compensation program mitigate potential risks:
•	a balance among short- and long-term incentives; cash and equity-based compensation; and fixed and variable pay;
•	multiple performance metrics;
•	the Clawback Policy;
•	the “Stock Ownership Guidelines” and holding guidelines;
•	the Company’s anti-hedging and pledging policies; and
•	limited change-in-control benefits.
The Compensation Committee concluded the Company has a balanced pay-for-performance executive compensation program that does not encourage excessive risk-taking and the Company does not maintain compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.
Tax and Accounting Considerations
The overriding consideration when evaluating the pay level or design component of any portion of our executives’ compensation is the effectiveness of the pay component and the shareholder value that management and the Compensation Committee believe the pay component reinforces. In structuring the compensation for our NEOs, our Compensation Committee will review a variety of factors, including the possible tax and accounting consequences applicable to the Company or its executives. In particular, section 162(m) of the Code limits our ability to deduct remuneration paid to our executives exceeding $1 million. However, this is not the driving or most influential factor and the Compensation Committee has approved in the past and specifically reserves the right to pay or approve nondeductible compensation currently and in the future.
Roles of the Compensation Committee, Management, and our Compensation Consultant in Determining the Compensation of our Named Executive Officers
Roles of the Compensation Committee and Management
The Compensation Committee is responsible for establishing, implementing and overseeing our compensation program, and reviews and approves our compensation philosophy and objectives. The Compensation Committee also annually reviews and approves annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, employment and severance agreements and any special or supplemental benefits for each of the NEOs and any other executive officers, Section 16 officers and employees of the Company earning a base salary of $400,000 or more.
The compensation of our Chief Executive Officer is determined by the Compensation Committee in executive session. The Chief Executive Officer reviews the performance of each of our other executive officers and makes compensation recommendations to the Compensation Committee. The Compensation Committee considers all key elements of compensation separately and also reviews the full compensation package of each executive officer.
Role of the Compensation Consultant
The Compensation Committee has retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., to assist with the committee’s responsibilities related to the Company’s executive compensation program and the director compensation program. Mercer’s engagement by the Compensation Committee includes reviewing and recommending the structure of our compensation program and advising on all significant aspects of executive compensation, including base salaries, annual incentives and long-term equity incentives for executives. At the request of the Compensation Committee, Mercer collects relevant market data to allow the Compensation Committee to compare components of our compensation program to those of our peers, provides information on executive compensation trends and implications and makes other recommendations to the Committee regarding our executive compensation program. Our management, Chief Executive Officer (on certain occasions), Chief Human Resources Officer, Chief Legal Officer and the chair of the Compensation Committee, meet with representatives of Mercer before Compensation Committee meetings.
In making its final decisions regarding the form and amount of compensation to be paid to the executives, the Compensation Committee considers the information gathered by and recommendations of Mercer. Mercer’s fees for executive and director compensation consulting to the Compensation Committee in Fiscal 2023 were approximately $188,804. The Company also paid Marsh & McLennan Companies, Inc., the parent company of Mercer, for insurance brokerage services totaling approximately $403,304 in Fiscal 2023 versus $435,840 in Fiscal 2022 (and $50,000 to Mercer Investments for 401(k) plan consulting). The Compensation Committee has assessed the independence of Mercer taking into account the following factors identified by the SEC and NYSE as bearing upon independence: (i) Mercer’s provision of other services to the Company; (ii) the fees Mercer received for such services as a percentage of the revenues of Marsh & McLennan, Mercer’s parent; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Mercer consultants with a member of the Compensation Committee; (v) any of our stock owned by the Mercer consultants; and (vi) any business or personal relationship of the Mercer consultants or Mercer with any of our executive officers. The Compensation Committee concluded that no conflict of interest exists with respect to its engagement of Mercer.
Compensation Committee Report
The Compensation Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee as of that date recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee

David G. Golden, Chair
Daniel A. DeMatteo
John R. Ryan
Kathryn Eberle Walker
Rory D. Wallace
Pay Ratio 2023
The Company is required to provide the ratio of the annual total compensation of the Company’s CEO to the annual total compensation of its median employees under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K.
For Fiscal 2023, the annual total compensation of our median employee, excluding our CEO, was $8,640 and the annual total compensation of our CEO was $2,387,034. Accordingly, the ratio of the CEO’s annual total compensation to the annual total compensation of our median employee was 276:1.
To determine our median employee, the Company used the employee population of 7,927 on the final day of the payroll year, April 29, 2023. Temporary, seasonal, and part-time employees make up 73% of the Company’s total population and on average work less than 15 hours per week. As permitted under SEC rules, we excluded employees in India as de minimis. We used cash compensation (base salary, overtime and cash bonuses paid during Fiscal 2023) to determine the median employee in our population.
When we include only our full time “permanent” staff as of April 29, 2023, our median employee’s annualized total compensation was $47,663 for Fiscal 2023. Under this calculation, the CEO pay ratio is 50:1. We believe this is a more representative indication of how our CEO pay compares to that of our workforce. (Note this population totals 2,137).
The SEC rules do not specify a single methodology for identifying the median employee or calculating the CEO pay ratio. Since other companies use different assumptions, adjustments, or estimates in their own calculation, disclosure and methodology is inconsistent across companies. Therefore, our CEO pay ratio is not comparable to another company’s CEO pay ratio. We believe our information and pay ratio calculation is a reasonable good faith estimate, based on our methodology and SEC rules as required for disclosure.

EXECUTIVE COMPENSATION
Unless otherwise stated, the compensation tables included in this section reflect amounts paid or payable or awards granted to our NEOs by the Company under the Company’s compensation plans and programs during Fiscal 2021, Fiscal 2022 and Fiscal 2023.
Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	All Other Compensation(5)	Total
Michael P. Huseby Chief Executive Officer and Acting Chief Financial Officer	2023	$1,100,000	$—	$360,556	$390,970	$—	$39,257	$1,890,783
	2022	$1,100,000	$—	$1,650,002	$1,877,394	$—	$38,710	$4,666,106
	2021	$1,031,250	$—	$1,260,976	$1,625,673	$290,000	$26,271	$4,234,170
Thomas D. Donohue Former Executive Vice President, Chief Financial Officer	2023	$600,000	$150,000	$131,112	$142,172	$—	$13,793	$1,037,077
	2022	$600,000	$—	$600,005	$682,695	$—	$8,892	$1,891,592
	2021	$557,693	$—	$343,903	$443,365	$175,000	$1,855	$1,521,816
Michael C. Miller Chief Legal Officer and Executive Vice President, Corporate Development & Affairs, and Secretary	2023	$600,000	$150,000	$131,112	$142,172	$—	$11,485	$1,034,769
	2022	$600,000	$—	$600,005	$682,695	$—	$7,970	$1,890,670
	2021	$557,693	$—	$343,903	$443,365	$175,000	$1,470	$1,521,431
David W. B. Nenke Executive Vice President, Consumer Digital and President, Digital Student Solutions	2023	$550,000	$100,000	$109,261	$118,477	$—	$655,688	$1,533,426
	2022	$550,000	$—	$500,008	$568,910	$116,875	$8,720	$1,744,513
	2021	$74,038	$—	$303,541	$—	$—	$200	$377,779
Jonathan Shar Executive Vice President, BNED Retail	2023	$550,000	$150,000	$109,261	$118,477	$—	$12,593	$940,331
	2022	$550,000	$—	$500,008	$568,910	$—	$8,277	$1,627,195
	2021	$526,923	$—	$447,073	$310,355	$160,000	$1,778	$1,446,129
David Henderson(6) Executive Vice President, Strategic Services, and President, MBS Textbook Exchange, LLC	2023	$550,000	$—	$49,168	$53,315	$—	$30,314	$682,797
	2022	$550,000	$—	$225,007	$256,016	$—	$29,068	$1,060,091
	2021	$526,923	$—	$223,536	$155,178	$160,000	$29,151	$1,094,788
(1)	This column represents base salary earned during each fiscal year.
(2)	This column represents the retention award paid during Fiscal 2023.
(3)
This column represents, with respect to Fiscal 2022 and 2020, RSUs, and with respect to Fiscal 2021, cash-settled phantom shares. The grant date fair value of stock awards granted computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation-Stock Compensation (“ASC 718”). The stock awards value is determined to be the fair market value of the underlying Company shares on the grant date, which is determined based on the closing price of the Company’s Common Stock on the grant date. These amounts reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the NEO.

(4)	This column represents the dollar value of options granted at the average fair value price.
(5)	This column represents the value of all other compensation, as detailed in the table below.
(6)	Mr. Henderson was not an NEO in Fiscal 2022.

All Other Compensation Table
Name	Fiscal Year	Long-Term Disability Insurance(1)	Life and AD&D Insurance(2)	401(k) Company Match	Cell Phone	Total Other Income
Michael P. Huseby	2023	$13,718	$12,108	$12,231	$1,200	$39,257
	2022	$13,718	$12,023	$11,769	$1,200	$38,710
	2021	$13,086	$11,985	$—	$1,200	$26,271
Thomas D. Donohue	2023	$—	$393	$12,200	$1,200	$13,793
	2022	$—	$308	$7,385	$1,200	$8,892
	2021	$—	$270	$385	$1,200	$1,855
Michael C. Miller	2023	$—	$393	$9,892	$1,200	$11,485
	2022	$—	$308	$6,462	$1,200	$7,970
	2021	$—	$270	$—	$1,200	$1,470
David W. B. Nenke(3)	2023	$—	$257	$4,231	$1,200	$655,688
	2022	$—	$308	$7,212	$1,200	$8,720
	2021	$—	$—	$—	$200	$200
Jonathan Shar	2023	$—	$393	$11,000	$1,200	$12,593
	2022	$—	$308	$6,769	$1,200	$8,277
	2021	$—	$270	$308	$1,200	$1,778
David Henderson(4)	2023	$571	$1,013	$12,000	$—	$30,314
	2022	$576	$1,013	$6,807		$$29,068
	2021	$576	$1,013	$797	$—	$29,151
(1)	This represents the premiums paid by the Company for the long-term disability insurance.
(2)	This represents the premiums paid by the Company for life and accidental death and dismemberment insurance.
(3)	Total other income for Mr. Nenke for 2023 also includes $650,000 paid in connection with his termination as described on page 41 below.
(4)
Total other income for Mr. Henderson also includes (i) leased vehicle expense of $13,904, $17,846 and $18,103 for 2023, 2022 and 2021, respectively; and (ii) reimbursement of country club fees of $2,826, $2,826 and $8,662 for 2023, 2022 and 2021, respectively.

2023 Grants of Plan-Based Awards Table
The following table provides additional information about non-equity incentive awards and equity incentive awards granted to our NEOs by the Company during Fiscal 2023.
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
Name	Award(1)	Grant Date	Meeting Date(2)	Threshold ($)	Target ($)	Maximum ($)
Michael P. Huseby	AIP			$825,000	$1,100,000	$1,650,000
	RSU	6/16/22					152,778			$360,556
	Options	6/16/22						130,580	$2.36	$210,234
	Options	6/16/22						141,200	$4.86	$180,736
Thomas D. Donohue	AIP			$382,500	$510,000	$765,000
	RSU	6/16/22					55,556			$131,112
	Options	6/16/22						47,484	$2.36	$76,449
	Options	6/16/22						51,346	$4.86	$65,723
Michael C. Miller	AIP			$382,500	$510,000	$765,000
	RSU	6/16/22					55,556			$131,112
	Options	6/16/22						47,484	$2.36	$76,449
	Options	6/16/22						51,346	$4.86	$65,723
David W. B. Nenke	AIP			$350,625	$467,500	$701,250
	RSU	6/16/22					46,297			$109,261
	Options	6/16/22						39,570	$2.36	$63,708
	Options	6/16/22						42,788	$4.86	$54,769

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
Name	Award(1)	Grant Date	Meeting Date(2)	Threshold ($)	Target ($)	Maximum ($)
Jonathon Shar	AIP			$350,625	$467,500	$701,250
	RSU	6/16/22					46,297			$109,261
	Options	6/16/22						39,570	$2.36	$63,708
	Options	6/16/22						42,788	$4.86	$54,769
David Henderson	AIP			$350,625	$467,500	$701,250
	RSU	6/16/22					20,834			$49,168
	Options	6/16/22						17,807	$2.36	$28,669
	Options	6/16/22						19,255	$4.86	$24,646
(1)	Forms of awards granted to executive officers during Fiscal 2023 include RSU bonus payments under the Company’s Annual Incentive Plan (“AIP”) and Stock Options (“Options”).
(2)	The Compensation Committee met on June 16, 2022 and approved awards with a grant date of June 16, 2022.
(3)
These columns represent the threshold payout level, target payout level and maximum payout level for the performance-based incentive compensation awards under the Company’s AIP. For additional information regarding the performance-based annual incentive compensation program, see the discussion in the “Compensation Discussion and Analysis-Overview of Compensation Program Design-Performance-Based Annual Incentive Compensation” section of this Proxy Statement.

Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table
Employment Arrangements with the Named Executive Officers
The Company has entered into an employment agreement or employment letter with each of the NEOs and compensation of each of these NEOs is based on their respective employment agreement or employment letter, as the case may be, as well as their job responsibilities. The Company entered into an employment agreement with Mr. Huseby on June 26, 2015 in connection with the Spin-Off, which was amended and restated on July 19, 2017, and has been further amended from time to time. The most recent amendment to Mr. Huseby’s employment agreement, which is effective as of September 1, 2022, was entered into on June 23, 2022 as described herein.
The employment agreement provides severance payments and benefits upon termination of employment by the Company without “cause” or by the NEO for “good reason” (including upon termination within two years following a change of control). The employment agreement renews automatically for additional one year terms unless either party gives notice of non-renewal at least three months prior to automatic renewal.
The Amended Agreement (i) extends the term of the agreement to September 20, 2023 (subject to automatic renewal); (ii) reduces Mr. Huseby’s annual target bonus from 125% to 100%, (iii) provides for severance in the event that the Company elects not to renew the term of the agreement and Mr. Huseby thereafter resigns employment effective upon the expiration of the then-current term, (iv) provides for acceleration of time-based equity awards in certain events of termination, and (v) reduces the lump-sum severance payment in the event of a change in control.
The Company has also entered into employment letters outlining employment terms with each of Messrs. Donohue, Miller, Shar and Henderson on June 19, 2019 and with Mr. Nenke on February 19, 2021. The employment letters provide the officers with severance payments and benefits upon termination of employment by the Company without “cause” or by the NEO for “good reason” (including upon termination within two years following a change of control).
Employment Arrangements - General Provisions
Unless otherwise noted, the following descriptions describe the terms of the employment arrangements in effect for Fiscal 2023. Pursuant to their employment agreement or letters, the annual base salaries of Messrs. Huseby, Donohue, Miller, Nenke, Shar and Henderson can be no less than $1,100,000, $500,000, $500,000, $550,000, $400,000 and $500,000, respectively, during the terms of their employment. Each of Messrs. Huseby, Donohue, Miller, Nenke, Shar and Henderson are eligible for a minimum target annual incentive compensation award of not less than 125%, 85%, 85%, 85%, 75% and 85%, respectively, of his base salary, as determined by the Compensation Committee.

The employment agreements or employment letters also provide that the NEO is eligible for grants of equity-based awards under the Barnes & Noble Education, Inc. Equity Incentive Plan. With respect to Messrs. Donohue, Miller, Nenke and Shar the amounts of such grants are determined by the Compensation Committee, and with respect to Mr. Huseby, the amount of such equity award shall have an aggregate target value of 300% of his base salary. Each of our NEOs is entitled to all other benefits afforded to executive officers and employees of the Company.
Under their respective employment agreements or employment letters with the Company, our NEOs are subject to certain restrictive covenants regarding competition, solicitation, confidentiality and disparagement. Mr. Huseby’s agreement contains non-competition and non-solicitation covenants that apply during the employment term and for the two-year period following the termination of employment.
Messrs. Donohue, Nenke, Miller and Henderson are restricted by a non-competition and non-solicitation covenant during their term of employment and for a one-year period thereafter. The confidentiality and non-disparagement covenants apply during the term of each respective employment letters of each NEO and at all times thereafter.
Employment Arrangements-Severance and Change of Control Benefits
Mr. Huseby’s employment agreement provides that he may be terminated by the Company upon death or disability or for “cause”, and by Mr. Huseby without “good reason”. If Mr. Huseby’s employment is terminated by the Company upon death, disability or for “cause,” or by the NEO without “good reason,” Mr. Huseby is entitled to payment of base salary through the date of death, disability or termination of employment.
If the employment of Messrs. Huseby, Donohue, Miller, Nenke, Shar or Henderson is terminated by the Company without “cause” or by the NEO for “good reason,” the NEO is entitled, provided he signs a release of claims against the Company, to a lump-sum severance payment equal to one times (a) annual base salary; (b) the target annual incentive compensation for the fiscal year in which termination takes place (except for Mr. Nenke); and (c) the cost of benefits.
Further, if the employment of any NEO is terminated by the Company without “cause” or by the NEO for “good reason” within two years (or the remainder of his term of employment under his employment agreement, whichever is longer) following a “change of control” of the Company, the NEO is entitled, regardless of whether he signs a release of claims against the Company, to a lump-sum severance payment equal to two times (a) annual base salary; (b) the target annual incentive compensation for the fiscal year in which termination takes place; and (c) the cost of benefits. However, if such severance payments trigger the “golden parachute” excise tax under Sections 280G and 4999 of the Code, the severance benefits for an NEO would be reduced if such reduction would result in a greater after-tax benefit to him.
Except as otherwise provided by the applicable award agreement, if the successor company assumes or substitutes for an outstanding equity award, such award will continue in accordance with its applicable terms and will not be accelerated. Under the restricted stock unit award agreements, if the holder were terminated other than for “cause” at any time following a change of control, then the unvested restricted stock units underlying the award would immediately vest.
Under the award agreements executed under the Barnes & Noble Education, Inc. Equity Incentive Plan, “change of control” generally has the same meaning as provided under the Barnes & Noble Education, Inc. Equity Incentive Plan and means any of the following: (a) a change in the ownership of the Company; (b) a change in the effective control of the Company; or (c) a change in the ownership of a substantial portion of the Company’s assets, in each case, within the meaning of Section 409A of the Code and the regulations promulgated thereunder.
“Cause” is defined by reference to the individual’s employment agreement or letter, and if there is no agreement or letter, the applicable award agreement, and generally means (a) a material failure by the holder to perform his or her duties (other than as a result of incapacity due to physical or mental illness) during his or her employment with the Company after written notice of such breach or failure and the holder failed to cure such breach or failure to the Company’s reasonable satisfaction within five days after receiving such written notice; or (b) any act of fraud, misappropriation, misuse, embezzlement or any other material act of dishonesty in respect of the Company or its funds, properties, assets or other employees.
The estimated payments to be made by the Company to our NEOs in the event of a change of control are set forth in the “Potential Payments Upon Termination or Change of Control Table” on page 41.

Employment Arrangements - Defined Terms
“Cause,” for purposes of the employment agreement and employment letters, generally means any of the following: (a) the NEO engaging in intentional misconduct or gross negligence that, in either case, is injurious to the Company; (b) the NEO’s indictment, entry of a plea of nolo contendere or conviction by a court of competent jurisdiction with respect to any crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants) or any felony (or equivalent crime in a non-U.S. jurisdiction); (c) any gross negligence, intentional acts or intentional omissions by the NEO in connection with the performance of the NEO’s duties and responsibilities; (d) fraud, dishonesty, embezzlement or misappropriation in connection with the performance of the NEO’s duties and responsibilities; (e) the NEO engaging in any act of misconduct or moral turpitude reasonably likely to adversely affect the Company or its business; (f) the NEO’s abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects the NEO’s job performance; (g) the NEO’s willful failure or refusal to properly perform the duties, responsibilities or obligations of the NEO’s service for reasons other than disability or authorized leave, or to properly perform or follow any lawful direction by the Company; or (h) the NEO’s breach of the agreement or of any other contractual duty to, written policy of, or written agreement with, the Company.
“Change of Control,” for purposes of the employment agreement and employment letters, generally means any of the following: (a) the Company’s directors immediately prior to a merger, consolidation, liquidation or sale of assets cease within two years thereafter to constitute a majority of the Company’s Board of Directors; (b) the Company’s directors immediately prior to a tender or exchange offer for the Company’s voting securities cease within two years thereafter to constitute a majority of the Company’s Board of Directors. The consummation of a corporate transaction constituting a Reorganization or a Sale, if such transaction requires the approval of the Company’s stockholders, subject to certain exceptions outlined in the agreement and letters; or (c) the acquisition by any person or group (other than the executive or his or her affiliates) of 40% or more of the Company’s voting securities.
“Good Reason,” for purposes of the employment agreement and employment letters, generally means any of the following without the NEO’s written consent: (a) a material diminution of authority, duties or responsibilities; (b) a material diminution in the authority, duties or responsibilities of the supervisor to whom the NEO reports; (c) a reduction in current annual base salary or target annual bonus; (d) the relocation of the Company’s principal executive offices more than 50 miles from both New York City, New York and Basking Ridge, New Jersey; (e) a failure by the Company to make material payments under the agreement; (f) a reduction in title; or (g) a material reduction in the value of employee benefits following a Change of Control. Notwithstanding the foregoing, an NEO will only have grounds to resign for Good Reason if the NEO notifies the Company in writing with 60 days of the Good Reason occurrence, the Company does not cure such grounds within 30 days following receipt of notice, and the NEO actually resigns employment 30 days following the end of such cure period.
Outstanding Equity Awards at Fiscal Year End
The following table summarizes the equity awards the Company made to our NEOs that were outstanding as of the end of Fiscal 2023. In accordance with the applicable SEC disclosure guidance, this table and the accompanying footnotes do not account for any awards that may have been exercised or have vested pursuant to their terms in the ordinary course since the end of Fiscal 2023.
Stock Awards
Name	Stock Award Grant Date	RSU/ PSU/ PS	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Vesting Dates
Michael P. Huseby	9/22/20	PS	223,578	$348,782	9/22/23
	9/23/21	RSU	101,852	$158,889	9/23/23, 9/23/24
	6/16/22	RSU	152,778	$238,334	6/16/23, 6/16/24, 6/16/25
Michael C. Miller	9/22/20	PS	60,976	$95,123	9/22/23
	9/23/21	RSU	37,038	$57,779	9/23/23, 9/23/24
	6/16/22	RSU	55,556	$86,667	6/16/23, 6/16/24, 6/16/25

Name	Stock Award Grant Date	RSU/ PSU/ PS	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Vesting Dates
Jonathan Shar	9/22/20	PS	79,269	$123,660	9/22/23
	9/23/21	RSU	30,865	$48,149	9/23/23, 9/23/24
	6/16/22	RSU	46,927	$72,223	6/16/23, 6/16/24, 6/16/25
David Henderson	9/22/20	PS	39,634	$61,829	9/22/23
	9/23/21	RSU	13,890	$21,668	9/23/23, 9/23/24
	6/16/22	RSU	20,834	$32,501	6/16/23, 6/16/24, 6/16/25
(1)	This column represents outstanding grants of shares of restricted stock units (RSU) and phantom shares (PS).
(2)
Market values have been calculated using a stock price of $1.56 (closing price of our Common Stock on April 28, 2023, the last trading day of Fiscal 2023), and assuming target level performance is achieved.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Michael P. Huseby	284,208	284,209	$2.46	9/22/30
	284,208	284,209	$5.00	9/22/30
	32,645	97,935	$10.80	9/23/31
	35,300	105,900	$13.30	9/23/31
	—	130,580	$2.36	6/16/32
	—	141,200	$4.86	6/16/32
Thomas D. Donohue	77,512	—	$2.46	9/22/30
	77,512	—	$5.00	9/22/30
	11,871	—	$10.80	9/23/31
	12,837	—	$13.30	9/23/31
Michael C. Miller	77,511	77,512	$2.46	9/22/30
	77,511	77,512	$5.00	9/22/30
	11,871	35,613	$10.80	9/23/31
	12,837	51,346	$13.30	9/23/31
	—	47,484	$2.36	6/16/32
	—	51,346	$4.86	6/16/32
Jonathan Shar	54,258	54,258	$2.46	9/22/30
	54,258	54,258	$5.00	9/22/30
	9,893	29,677	$10.80	9/23/31
	10,697	32,091	$13.30	9/23/31
	—	39,570	$2.36	9/23/31
	—	42,788	$4.86	9/23/31
David Henderson	27,129	27,129	$2.46	6/16/32
	27,129	27,129	$5.00	6/16/32
	4,452	13,355	$10.80	9/23/31
	4,814	14,441	$13.30	9/23/31
	—	17,807	$2.36	6/16/32
	—	19,255	$4.86	6/16/32

Option Exercises and Stock Vested
The following table provides additional information about the value realized by our NEOs upon the vesting of stock or stock unit awards and the exercise of options during Fiscal 2023.
		Stock Awards		Options
Name	Fiscal Year	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(2) ($)
Michael P. Huseby	2023	523,050	$1,265,651	0	$—
Thomas D. Donohue	2023	120,918	$288,076	0	$—
Michael C. Miller	2023	120,918	$288,076	0	$—
David W. B. Nenke	2023	15,432	$35,494	0	$—
Jonathan Shar	2023	121,061	$283,972	0	$—
David Henderson	2023	88,002	$212,796	0	$—
(1)	The amounts in this column are calculated by multiplying the number of RSUs and phantom shares vested by the closing price of our Common Stock on the date of vesting.
(2)
Reflects the product of the number of shares of stock subject to the exercised option multiplied by the difference between the market price of our Common Stock at the time of exercise on the exercise date and the exercise price of the option.

Potential Payments Upon Termination or Change of Control Table(1)
Event	Michael P. Huseby	Michael C. Miller	Jonathan Shar	David Henderson
Involuntary Termination or Voluntary Termination with Good Reason
Cash severance payment(2)	$4,535,778	$1,150,117	$1,058,725	$1,059,441
Accelerated equity-based awards(3)	—	—	—	—
Total	$4,535,778	$1,150,117	$1,058,725	$1,059,441
Death
Cash severance payment(2)	$0	$0	$0	$0
Accelerated equity-based awards(3)	2,374,696	751,213	638,155	301,823
Health benefits(4)	4,957	7,301	7,301	7,301
Total	$2,379,653	$758,514	$645,456	$309,124
Disability
Cash severance payment(2)	$0	$0	$0	$0
Accelerated equity-based awards(3)	2,374,696	751,213	638,155	301,823
Health benefits(5)	13,053	13,053	13,053	13,053
Total	$2,387,749	$764,266	$651,208	$314,876
Change of Control with Involuntary Termination (without Cause) or Termination with Good Reason
Cash severance payment(2)	$6,803,667	$2,300,234	$2,117,450	$2,118,882
Accelerated equity-based awards(3)	22,374,696	751,213	638,155	301,823
Total	$9,178,363	$3,051,447	$2,755,605	$2,420,705
(1)
The values in this table reflect estimated payments associated with various termination scenarios, assume a stock price of $1.56 (closing price of our Common Stock on April 28, 2023, the last trading day of Fiscal 2023) and include all outstanding grants through the assumed termination date of April 29, 2023. Actual value will vary based on changes in the Company’s Common Stock price.

(2)
Cash severance is equal to the sum of (i) the NEO’s annual base salary, (ii) the target annual incentive compensation for the fiscal year in which termination takes place except for Mr. Nenke and (iii) the aggregate annual cost of benefits, times the named executive officer’s severance multiple as follows: one time for non-change of control and two times for change of control.

(3)
This row represents the value of restricted stock unit awards, phantom shares and options at expected vested amounts that would automatically vest upon a termination due to death or disability and the value restricted stock unit awards upon a termination following a change of control. Except as provided below, in the event of a change of control, unless otherwise provided by the applicable award agreement, if the successor company assumes or substitutes for an outstanding equity award such award will continue in accordance with its applicable terms and not be accelerated. Absent a change of control, in the event of involuntary termination, termination for “cause” or resignation for any reason, each restricted stock unit award will be forfeited. In the event of an involuntary termination other than for “cause” within 24 months following a change of control, each restricted stock unit award will immediately vest.
(4)
Following the termination of employment due to death, the Company provides the NEO’s spouse three months of premiums for medical and dental insurance in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(5)	Following the termination of employment due to disability, the Company provides the NEO a seven-month subsidy for premiums for medical and dental insurance in accordance with COBRA.
For the table above, the amount of potential payments to our NEOs (other than Messrs. Donohue and Nenke, who terminated prior to the end of Fiscal 2023, whose terminations are discussed in more detail below) in the event of a termination of their employment in connection with a change of control was calculated assuming that a change of control occurred on the last day of Fiscal 2023 (April 29, 2023), each NEO’s employment terminated on that date due to involuntary termination without “cause” or for “good reason” and the successor company did not assume the NEO’s equity awards.
For a summary of the provisions of the employment agreements with our NEOs that were effective as of April 29, 2023 and the outstanding equity awards that were held by our NEOs as of April 29, 2023, and therefore affect the amounts set forth in the table above in the event of involuntary termination without “cause” or for “good reason” or a “change of control,” see the discussions in the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table-Employment Arrangements-General Provisions” and “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table-Employment Arrangements-Severance and Change of Control Benefits” sections of this Proxy Statement.
NEOs Who Separated from Employment During Fiscal 2023 and Fiscal 2024
On December 1, 2022, the Company and Mr. Nenke entered into a resignation letter that was effective as of December 6, 2022, the date of his resignation. The Company agreed to provide Mr. Nenke with a lump sum payment of $650,000, which is the sum of (i) his annual base salary ($550,000) and (ii) the remaining payment from his July 2022 retention bonus ($100,000), in exchange for Mr. Nenke’s execution of a release of claims in favor of the Company and its affiliates.
No severance payments or benefits were made or provided to Mr. Donohue in connection with his resignation that was effective as of April 28, 2023.
In connection with Mr. Henderson’s retirement effective as of June 2, 2023, the Company provided Mr. Henderson with the following benefits in exchange for his execution of a release of claims in favor of the Company and its affiliates:
•	A cash payment in the gross amount of $1,017,500 in two equal payments of $508,750 (first installment paid in July 2023 and the second installment paid in August 2023),
•	A Company-provided vehicle with a depreciated value of $54,128 and computer equipment and miscellaneous technology items, and
•
Full payment for his continued health care coverage pursuant to the COBRA, consisting of (i) payments to Mr. Henderson in an aggregate amount of $18,941.71 ($433.01 was paid on June 13, 2023 and the remaining $18,508.70 was paid on July 11, 2023) and (b) payment of monthly COBRA premiums to Mr. Henderson’s health care providers, on his behalf, until the earlier of when he is no longer eligible for COBRA coverage or twelve months following his termination date.

Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company.
Fiscal Year	Summary Compensation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers (“NEOs”) ($)(3)	Average Compensation Actually Paid to Non-CEO NEOs ($)(2)(3)	Value of Initial Fixed $100 Investment Based on:		Net Income ($ thousands)	Adjusted EBITDA ($ thousands)
					Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(4)(5)
2023	1,890,783	(134,970)	1,045,680	478,123	194.16	106.29	(101,862)	(7,492)
2022	4,666,106	(2,214,192)	1,788,493	(50,246)	361.93	120.41	(68,857)	(4,792)
2021	4,234,170	15,069,827	1,615,082	3,375,257	225.17	97.55	(139,810)	(65,625)

(1)	Mr. Huseby was the CEO each of Fiscal 2023, 2022 and 2021.
(2)
SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine Compensation Actually Paid as reported in the Pay versus Performance Table. Compensation Actually Paid does not necessarily represent cash and/or equity value transferred to the applicable named executive officer without restriction, but rather is a value calculated under applicable SEC rules. In general, Compensation Actually Paid is calculated as Summary Compensation Table total compensation adjusted to include the fair market value of equity awards as of the end of the applicable fiscal year or, if earlier, the vesting date (rather than the grant date). Named executive officers do not participate in a defined benefit plan so no adjustment for pension benefits is included in the table below. Similarly, no adjustment is made for dividends as dividends are factored into the fair value of the award.

(3)	The non-CEO named executive officers include the following individuals in each year:
2023: Messrs. Donohue, Miller, Nenke, Shar and Henderson
2022: Messrs. Donohue, Miller, Nenke and Shar
2021: Messrs. Donohue, Miller, Henderson, Shar and Malhotra
(4)	Total Stockholder Return is determined based on the value of an initial fixed investment of $100 at May 2, 2020.
(5)	This amount represents the Total Stockholder Return for the peer group referenced above.
The following table outlines the adjustments made to the compensation earned by our CEO and non-CEO NEOs, as presented in the Summary Compensation Table, to derive the Compensation Actually Paid to our CEO and non-CEO NEOs.
Item and Value Added (Deducted)	2023	2022	2021
For CEO:
Summary Compensation Table Total	1,890,783	4,666,106	4,234,170
- Summary Compensation Table “Option Awards” column value	(390,970)	(1,877,394)	(1,625,673)
- Summary Compensation Table “Stock Awards” column value	(360,556)	(1,650,002)	(1,260,976)
+ year-end fair value of outstanding and unvested equity awards granted in the fiscal year	468,285	829,586	11,978,706
+/- change in fair value of outstanding and unvested equity awards granted in prior years	(1,247,961)	(5,703,253)	1,588,914
+ vest date fair value of equity awards granted in the covered year	0	0	0
+/- change in fair value of prior-year equity awards vested in the fiscal year	(494,551)	1,520,765	154,686
Compensation Actually Paid	(134,970)	(2,214,192)	15,069,827
For Non-CEO NEOs (Average):
Summary Compensation Table Total	1,045,680	1,788,493	1,615,082
- Summary Compensation Table “Option Awards” column value	(114,923)	(625,803)	(359,126)
- Summary Compensation Table “Stock Awards” column value	(105,983)	(550,007)	(340,464)
+ year-end fair value of outstanding and unvested equity awards granted in the fiscal year	96,692	276,531	2,253,273

Item and Value Added (Deducted)	2023	2022	2021
+/- change in fair value of outstanding and unvested equity awards granted in prior years	(173,534)	(1,181,555)	227,697
+ vest date fair value of equity awards granted in the covered year	0	0	0
+/- change in fair value of prior year equity awards vested in the fiscal year	(76,849)	242,095	22,768
- fair value of awards granted during prior years forfeited in the fiscal year, determined as of prior year end	(192,960)	0	(43,973)
Compensation Actually Paid	478,123	(50,246)	3,375,257
2023 Most Important Measures to Determine Compensation Actually Paid
As required by Item 402(v) of Regulation S-K, we have identified the following performance measures as being the most important in linking actual compensation paid to our executives to our performance.
Most Important Performance Measures
TSR
Net Income
Adjusted EBITDA
Relationship Between Compensation Actually Paid and Company Performance
The following graphs address the relationship between compensation “actually paid” as disclosed in the Pay versus Performance Table and TSR, net income and Adjusted EBITDA.

DIRECTOR COMPENSATION
Annual Retainer
Effective September 2021, the annual retainer fee for each non-employee director was increased from $65,000 to $85,000. In connection with the separation of the roles of Chief Executive Officer and Chairman of the Board, the Chairman of the Board of Directors receives an additional annual retainer of $145,000. Audit Committee members receive an additional $15,000 annual retainer, and the Chair of the Audit Committee receives an additional $30,000 annual retainer. Compensation Committee members receive an additional $10,000 annual retainer, and the Chair of the Compensation Committee receives an additional $20,000 annual retainer. Corporate Governance and Nominating Committee members receive an additional $10,000 annual retainer, and the Chair of the Corporate Governance and Nominating Committee receives an additional $17,500 annual retainer. All retainer fees are paid quarterly in cash. Directors who are our employees will not receive additional compensation for serving on our Board of Directors or its committees. All directors are also reimbursed for travel, lodging and related expenses incurred in attending Board of Directors meetings.
Effective August 11, 2023, Steven Panagos and Raphael Wallander were appointed to serve on our Board of Directors pursuant to the ABL Amendment and independent director agreements between the Company and each of them. In lieu of participating in the Company’s non-employee director compensation plan, each of Mr. Panagos and Mr. Wallander will be entitled to cash compensation of $45,000 per month (pro-rated for any partial months), with the first installment paid within one business day after the execution of the independent director agreement and future installments payable in full on the first day of each calendar month for which he is serving as a director. The Company will also pay each of Mr. Panagos and Mr. Wallander a daily fee of $5,000 for each day that he is being deposed, appearing in court and/or spending more than four hours on such day preparing for a deposition or a court appearance. In addition, effective upon his appointment to the Alternative Transactions Committee on August 11, 2023, Mr. Wallace will also receive cash compensation of $45,000 per month in lieu of participating in the Company’s non-employee director compensation plan.
Equity Compensation
Each non-employee director (other than those not participating in the Company’s non-employee director compensation plan) is eligible for equity award grants under the Company’s Equity Incentive Plan. In Fiscal 2023, these awards were in the form of restricted stock units with a grant date value of approximately $27,149 for each non-employee director. Such awards are granted the day following the Annual Meeting at which each individual director is elected by a majority of stockholders voting and vest after one year. Directors have the option to defer receipt of such awards under the Company’s director’s deferral plan.
Director Stock Ownership and Retention Guidelines
In 2016, the Board of Directors adopted Director Stock Ownership and Retention Guidelines, which require each non-employee director to maintain a minimum stock ownership amount equal to four times the annual cash retainer of $85,000, which currently equals $340,000. Directors have a three-year period following their appointment or election to the Board to achieve the minimum ownership level. Shares beneficially owned by a director and vested shares or units are deemed to be owned for purposes of the ownership guidelines. A director is deemed to have complied with these guidelines once they hold a number of shares sufficient to satisfy the minimum ownership level, regardless of subsequent fluctuations in the market price of the Company’s common stock. Directors are required to retain 100% of net-after-tax shares earned from the annual equity grants until the then-current minimum ownership level is met and may not sell or otherwise transfer common stock unless he or she has satisfied the then-current minimum ownership level. Based on the Company’s current stock price, the directors (except for Mr. Wallace) are not in compliance with the current Director Stock Ownership and Retention Guidelines. However, Mr. Dell’Aera, Ms. Eberle Walker, Mr. Panagos, Mr. Wallander and Ms. Warren are still within the initial period to achieve the minimum ownership level.

Director Compensation Table
Name	Paid in Cash	Number of Restricted Stock Units (Number of Shares)(1)	Value	Total Compensation
Emily C. Chiu	$110,000	11,804	$27,149	$137,149
Mario R. Dell’Aera, Jr.(4)	$91,305	11,804	$27,149	$118,454
Daniel A. DeMatteo	$108,750	11,804	$27,149	$135,899
Kathryn Eberle Walker(4)	$87,033	11,804	$27,149	$114,182
David G. Golden	$120,000	11,804	$27,149	$147,149
Zachary D. Levenick(2)	$27,500	—	$—	$27,500
Lowell W. Robinson(2)	$31,250	—	$—	$31,250
John R. Ryan	$234,835	11,804	$27,149	$261,984
Jerry Sue Thornton(3)	$41,827	—	$—	$41,827
Rory Wallace(4)	$87,033	11,804	$27,149	$114,182
Denise Warren(4)	$87,033	11,804	$27,149	$114,182
(1)
Each of the Directors hold the following unvested restricted units or shares as of the end of Fiscal 2023: Chiu – 131,191 RSU; Dell’Aera – 11,804 RSU; DeMatteo – 164,066 RSU; Eberle Walker – 11,804 RSU; Golden – 11,804 RSU; Ryan – 164,066 RSU; Wallace – 11,804 RSU; Warren – 11,804 RSU.

(2)	Resigned from the Board of Directors effective July 15, 2022.
(3)	Resigned from the Board of Directors effective September 21, 2022.
(4)	Appointed to the Board of Directors effective July 15, 2022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policy and Procedures Governing Related Person Transactions
Our Audit Committee of the Board of Directors utilizes procedures in evaluating the terms and provisions of proposed related party transactions or agreements in accordance with the fiduciary duties of directors under Delaware law. Our related party transaction procedures contemplate Audit Committee review and approval of all new agreements, transactions or courses of dealing with related parties, including any modifications, waivers or amendments to existing related party transactions. We conduct tests to ensure that the terms of related party transactions are at least as favorable to us as could have been obtained from unrelated parties at the time of the transaction. The Audit Committee considers, at a minimum, the nature of the relationship between us and the related party, the history of the transaction (in the case of modifications, waivers or amendments), the terms of the proposed transaction, our rationale for entering into the transaction and the terms of comparable transactions with unrelated third parties. In addition, management and internal audit annually analyze all existing related party agreements and transactions and review them with the Audit Committee.
Related Person Transactions
We believe that the transactions and agreements discussed below between us and related third parties are at least as favorable to us as could have been obtained from unrelated parties at the time they were entered into.
MBS Lease. MBS Textbook Exchange, LLC (“MBS”), which was majority owned by Leonard Riggio (“Mr. Riggio”), a principal owner holding substantial shares of our common stock, was acquired in February 2017, and is now a wholly-owned subsidiary of the Company. MBS leases its main warehouse and distribution facility located in Columbia, Missouri from MBS Realty Partners, L.P., which is majority-owned by Mr. Riggio, with the remaining ownership by other sellers of MBS. The lease was originally entered into in 1991 and included a renewal option that extended the lease term through September 1, 2023. Effective January 1, 2023, MBS amended the lease to lower the rent and extend the term to December 31, 2024. Rent payments to MBS Realty Partners L.P. were approximately $1.15 million, $1.38 million and $1.38 million during the 52 weeks ended April 29, 2023, April 30, 2022, and May 1, 2021, respectively.
AUDIT RELATED MATTERS
Independent Registered Public Accountants
The Audit Committee has retained Ernst & Young LLP (“E&Y”) as the Company’s independent auditor for Fiscal 2024. E&Y served as our independent auditors for Fiscal 2023 and has served as the independent auditor for the Company since 2015. E&Y, as the independent registered public accountants, examine annual financial statements and provide tax-related services for the Company.
Audit Fees. For Fiscal 2023 and Fiscal 2022, the Company was billed $2,402,409 and $2,228,357, respectively, by E&Y for audit services, including (a) the annual audit (including quarterly reviews) and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements, (b) the audit of the effectiveness of the Company’s internal control over financial reporting, (c) consultation with management as to the accounting or disclosure treatment of transactions or events, (d) international statutory audits, and (e) services that only the independent auditor reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC and review of draft responses to SEC comment letters.
Audit-Related Fees. For each of Fiscal 2023 and Fiscal 2022, the Company was billed $37,000 and $37,000, respectively, by E&Y for sales audits.
Tax Fees. For Fiscal 2023 and Fiscal 2022, the Company was billed $1,625 and $1,625, respectively, by E&Y for services related to consultation on tax matters.
Audit Committee Report
The Audit Committee assists the Board of Directors with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the Company’s accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements.
With regard to the fiscal year ended April 29, 2023, the Audit Committee (a) reviewed and discussed with management our audited consolidated financial statements as of April 29, 2023, and for the year then ended; (b) discussed with Ernst & Young LLP, the independent auditors, the matters required by Public Company Accounting Oversight Board of Directors (“PCAOB”) AU Section 380, Communications with Audit Committees; (c) received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee regarding independence; and (d) discussed with Ernst & Young LLP their independence.
Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended April 29, 2023, for filing with the Securities and Exchange Commission.
Audit Committee

Mario R. Dell’Aera, Jr., Chair
Emily C. Chiu
David G. Golden
Kathryn Eberle Walker
Rory D. Wallace
Denise Warren

PROPOSAL TWO: APPROVAL OF THE COMPANY’S SECOND AMENDED AND RESTATED EQUITY INCENTIVE PLAN
The Company’s Equity Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock and restricted stock units and performance awards to our non-employee directors, employees, consultants and/or advisors of the Company. We believe the Equity Incentive Plan assists the Company and its affiliates in attracting and retaining selected individuals who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company.
The purpose of Proposal Two is to amend and restate the Equity Incentive Plan to increase the number of shares of Common Stock available for issuance under the Plan by 4,500,000. The Board of Directors is seeking stockholder approval of the Plan so that the shares reserved for issuance under the Plan may be listed on the New York Stock Exchange. Stockholder approval is also being sought so that the Company may grant options that qualify as incentive stock options under the Code. Outstanding awards under the Equity Incentive Plan will continue in effect in accordance with their terms. If our stockholders do not approve this Proposal Two, the Equity Incentive Plan will continue in its current form.
Key Features of the Equity Incentive Plan
Fixed Reserve of Shares. The number of shares of common stock available for grant under the Equity Incentive Plan is fixed and will not automatically increase because of an “evergreen” feature; stockholder approval is required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation program.
No Repricing. The Equity Incentive Plan prohibits the repricing of awards without stockholder approval.
Award Limitations. The Equity Incentive Plan places limitations on the number of shares of Common Stock underlying Awards that can be granted to participants and the amount of cash and equity compensation that may be paid to non-employee directors.
Minimum Vesting Period. Awards generally cannot vest earlier than one year from the date of grant.
No Discounted Stock Options or Stock Appreciation Rights. All stock options and stock appreciation rights must have an exercise price or base price equal to or greater than the fair market value of the underlying shares on the date of grant.
No Liberal Definition of “Change in Control”. The change in control definition is not a “liberal” definition that would be triggered on mere stockholder approval of a transaction.
Limitation on Term of Stock Options and Stock Appreciation Rights. The maximum term of a stock option or stock appreciation right is 10 years.
No Dividends or Dividend Equivalents on Unvested or Unearned Awards. Current payment of dividends or dividend equivalent rights on unvested or unearned awards is prohibited.
Double-Trigger Vesting. The vesting of awards that are assumed or substituted in connection with a change in control only accelerates as a result of the change in control if a participant experiences a qualifying termination of employment.
Clawback. Awards granted under the Equity Incentive Plan are subject to our clawback and/or recoupment policies.
Hedging and Pledging. Directors and executive officers are prohibited from hedging, and may not pledge our stock without the approval of the Audit Committee.
Performance Awards. The Compensation Committee may grant performance-based awards that vest based on the achievement of performance goals established by the Compensation Committee.
Independent Compensation Committee. Our Compensation Committee, which will administer the Equity Incentive Plan, consists entirely of independent directors.
No Tax Gross-Ups. The Equity Incentive Plan does not provide for any tax gross-ups.

Increase in Number of Shares of Common Stock Available for Issuance under the Equity Incentive Plan and Other Amendments
On August 24, 2023, the Company’s Board of Directors has approved, subject to stockholder approval, the Second Amended and Restated Equity Incentive Plan to increase by 4,500,000 the number of shares of common stock available for issuance under the Equity Incentive Plan, for an aggregate total of 17,909,345 shares and to extend the term of the plan to the date that occurs ten years following the adoption of the Second Amended and Restated Equity Incentive Plan. The Equity Incentive Plan currently provides that the total number of shares of common stock reserved and available for issuance pursuant to awards under the plan is 13,409,345, of which 1,204,673 may be used for awards of incentive stock options.
As of the date of this proxy, there were a total of 2,902,545 shares subject to outstanding awards under the Equity Incentive Plan and 2,303,917 remaining shares reserved for issuance. The Company’s Board of Directors believes that it is essential to have a sufficient number of reserved shares available for issuance under the Equity Incentive Plan to compensate and incentivize the Company’s employees, directors, and officers, and the Board of Directors and Compensation Committee believe that the proposed increase will provide a sufficient number of available shares of common stock for future granting needs to help the Company achieve the purposes of the Equity Incentive Plan.
In any fiscal year (subject to certain adjustments described herein):
•	No participant may be granted awards with respect to more than 1.5 million shares in the aggregate. Canceled awards, and awards settled in cash, will continue to be counted towards this limitation.
•
The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any non-employee director during any single fiscal year, together with any amounts paid to such Directors for annual and committee retainer fees, during any 12-month period shall not exceed $700,000.

Background for Requested Share Authorization
The Board of Directors is asking stockholders to approve the Second Amended and Restated Equity Incentive Plan to authorize an additional 4.5 million shares, thereby increasing the total number of shares available for issuance under the Equity Incentive Plan to 17,909,345, of which 6,490,014 would be available for granting new awards, allowing for equity-based grants to employees for approximately the next two (2) years through Fiscal 2025.
In determining the proposed number of additional shares to request, the Compensation Committee considered a number of factors, which are discussed in further detail below, including:
•	Remaining shares available under the Equity Incentive Plan,
•	Projected equity granting practices, and
•	Current and total potential dilution of outstanding awards, remaining available shares, and newly requested shares.
The increase to the number of shares available to grant under the Equity Incentive Plan will enable us to better deliver market competitive compensation packages to our employees and continue to attract and retain top talent that is key to the successful execution of our business strategy. If we do not increase the number of shares remaining under our Equity Incentive Plan, we will not have sufficient shares for future employee grants, thereby significantly impairing our ability to attract and retain top talent.
Reasons for the Second Amended and Restated Equity Incentive Plan
The Second Amended and Restated Equity Incentive Plan is intended to ensure that a sufficient reserve of shares of our Common Stock remains available to allow the Company to continue to use equity incentives to attract and retain the services of qualified employees, directors, and officers of the Company and its subsidiaries who are essential to the Company’s long-term growth and success. The Company relies on equity incentives in the form of grants of performance awards, restricted stock, stock appreciation rights, stock options, bonus awards, deferred stock, or any combination of the foregoing, in order to attract and retain employees, directors, and officers of the Company and its subsidiaries, and the Company believes that such equity incentives are necessary for the Company to remain competitive in the marketplace for talented employees, directors, and officers.

Currently only 2,284,210 shares reserved for issuance under the Equity Incentive Plan remain. An aggregate of 1,673,897 shares were granted under the Equity Incentive Plan in Fiscal 2023. Thus, for grants expected to be made by the Company in the future, additional authorized shares are necessary under the Equity Incentive Plan for the Company to meet the Compensation Committee’s compensation objectives in future years. As a result, the Company is seeking stockholder approval of the proposal to adopt the Second Amended and Restated Equity Incentive Plan to increase the number of shares authorized for issuance thereunder.
If the foregoing Second Amended and Restated Equity Incentive Plan is approved by the Company’s stockholders, it will be effective upon October 5, 2023, the date of such stockholder approval and will terminate ten years after the date of its adoption by the Board of Directors unless sooner terminated by the Board of Directors. If the Second Amended and Restated Equity Incentive Plan is not approved by our stockholders, then the Equity Incentive Plan will continue in existence in its current state, and will remain in effect until terminated by the Company or until all shares available for awards under the plan have been granted.
The following summarizes the terms of the Second Amended and Restated Equity Incentive Award Plan. The following summary is qualified in its entirety by reference to the full text of the Second Amended and Restated Equity Incentive Plan, as proposed, which is attached hereto as Appendix A.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE COMPANY’S SECOND AMENDED AND RESTATED EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED TO BE ISSUED UNDER THE PLAN.
Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

DESCRIPTION OF THE EQUITY INCENTIVE PLAN
Purpose of the Equity Incentive Plan
The purpose of the Equity Incentive Plan is to assist the Company and its affiliates in attracting and retaining selected individuals to serve as non-employee directors, employees, consultants and/or advisors of the Company who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentives inherent in the awards granted under the Equity Incentive Plan.
Effective Date
The Equity Incentive Plan originally became effective on the date of the approval of the Spin-Off on July 13, 2015 and it was amended and restated effective as of September 23, 2021. If approved by the stockholders, the effective date of the Second Amended and Restated Equity Incentive Plan will be October 5, 2023, the date of such approval, and will terminate ten years after the date of its adoption by the Board of Directors, unless sooner terminated by the Board of Directors.
Stock Limits
The maximum number of shares of the Company’s common stock available for grant under the Equity Incentive Plan when initially adopted was 2,409,345 shares of the Company’s common stock. The plan was amended to increase the shares by 4,000,000 to 6,409,345 in 2016, was further amended to increase the number of shares by 4,000,000 to 10,409,345 and in connection with the amendment and restatement in 2021, was further amended to increase the number of shares by 3,000,000 to 13,409,345. Of the 13,409,345 currently reserved shares, only 2,284,210 remain available to be granted. If the Second Amended and Restated Equity Incentive Plan is approved, the maximum number of shares that will be available for grant will be 6,784,210. Any common stock that is the subject of an award under the Equity Incentive Plan shall be counted against the limit as one share for every share issued. In general, common stock is counted against the limit only to the extent that it is actually issued. Thus, stock subject to any award under the Equity Incentive Plan which terminates by expiration, forfeiture, cancellation or otherwise is settled in cash in lieu of stock, or exchanged for awards not involving stock, shall again be available for grant. Awards that are required to be settled in cash will not reduce the number of shares of the Company’s common stock available for grant. Substitute awards shall not reduce the shares authorized for issuance under the Equity Incentive Plan or authorized for grant to a participant in any calendar year. If shares issued upon vesting or settlement of an award, or shares owned by a participant, are surrendered or tendered to the Company in payment of any taxes required to be withheld in respect of such award, such surrendered or tendered shares shall again become available to be delivered pursuant to awards under the Equity Incentive Plan; provided, however, that shares surrendered or tendered to the Company in payment of the exercise price of an option or any taxes required to be withheld in respect of an option or stock appreciation right shall not become available again to be delivered pursuant to awards granted under the Plan. The closing price of a share of our common stock on August 22, 2023 was $1.36 per share.
Additionally, the Equity Incentive Plan imposes certain per-participant award limits. In any fiscal year of the Company (subject to certain adjustments resulting from corporate transactions as discussed in the following paragraph), no participant may be granted awards with respect to more than 1.5 million shares. Canceled awards, and awards settled in cash, will continue to be counted towards this limitation. The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any non-employee director during any single fiscal year, together with any amounts paid to such Directors for annual and committee retainer fees, during any 12-month period shall not exceed $700,000.
The number, class and kind of securities that may be issued, the number, class and kind of securities subject to outstanding awards, the option price or base price applicable to outstanding awards, the per-participant award limits, and other value determinations are subject to adjustment by the Compensation Committee to reflect stock dividends, stock splits, reverse stock splits and other corporate events or transactions. The Compensation Committee may also make adjustments to reflect unusual or nonrecurring events such as mergers, recapitalizations, consolidations, spin-offs and other corporate reorganizations. However, the Compensation Committee cannot make any adjustments that would cause an award not otherwise “deferred compensation” within the meaning of Section 409A of the Code to become or create “deferred compensation” under Section 409A of the Code.

Other Company Plans
Stock available under the Equity Incentive Plan may be used by the Company as a form of payment of performance-based compensation under other Company compensation plans, whether or not existing on the date hereof. To the extent any stock is used by the Company under its other compensation plans, this stock will reduce the then number of shares available under the Equity Incentive Plan for future awards, but will not be subject to the fiscal year stock or dollar limitations referred to above.
Administration
The Compensation Committee is responsible for administering the Equity Incentive Plan and has the discretionary power to interpret the terms and intent of the Equity Incentive Plan and any Equity Incentive Plan- related documentation. The Board may remove from, add members to, or fill vacancies on, the Compensation Committee. The Compensation Committee is also responsible for determining the eligibility for awards, the types, terms and conditions of awards (including when and under what circumstances awards will vest, become exercisable or be paid or settled, subject to limitations regarding the minimum period for vesting and the attainment of certain performance criteria), whether and how an award may be settled, deferred or canceled, subject to certain limitations applicable to awards subject to performance-based vesting, whether an award will have the right to accumulate dividends, whether to accelerate the vesting or exercisability and whether to amend an outstanding award or grant a replacement award. The Compensation Committee may establish rules and regulations pertaining to the Equity Incentive Plan and may make any determination and take any other action it deems necessary or desirable for administration of the Equity Incentive Plan. Determinations of the Compensation Committee made under the Equity Incentive Plan are final and binding. The Compensation Committee may delegate administrative duties and powers to a committee of one or more non-employee directors and, to the extent permitted by law, to one or more officers or a committee of officers the right to grant awards to employees who are not directors or officers of the Company and to cancel or suspend awards to employees who are not directors or officers of the Company, subject to the requirements of Rule 16b-3 of the Exchange Act and the rules of the NYSE. The full Board may at any time grant awards to non-employee directors or administer the Equity Incentive Plan with respect to those awards.
Eligibility
Individuals eligible to receive awards under the Equity Incentive Plan are employees and non-employee directors (including prospective employees and directors) of the Company or of any of its affiliates, and consultants and advisors (including prospective consultants and advisors) who provide services to the Company and any of its affiliates, as selected by the Compensation Committee. As of August 22, 2023, there were approximately 104 employees, including 4 executive officers, and 8 non-employee directors eligible to be granted awards under the Equity Incentive Plan.
Minimum Vesting Schedule
The award agreement for each equity-based award shall provide that no portion of any award may vest earlier than 12 months after the applicable grant date, except for substitute awards, awards granted to non-employee directors, or shares delivered in lieu of fully vested cash awards, subject to any accelerated vesting and/or exercisability, as applicable, in such award agreement, the Equity Incentive Plan or any other applicable arrangement to apply upon the occurrence of a specified event. Notwithstanding the foregoing minimum vesting and non-forfeitability requirements, the Committee may authorize the grant of awards that are subject to periods of vesting and forfeiture less than 12 months, provided the amount of such Awards, when taken together with any other awards that are similarly not subject to the minimum vesting or forfeiture time limits, in the aggregate do not exceed five percent of the maximum number of Shares that may be issued or delivered under the Equity Incentive Plan.
Options
The Compensation Committee may grant options under the Equity Incentive Plan either alone or in addition to other awards granted under the Equity Incentive Plan. The exercise price for options cannot be less than the fair market value of the Company’s common stock on the date of grant, which shall be the closing price of the stock as reported on the NYSE on the date of grant. The Compensation Committee may provide that an option will be automatically exercised, without further action by the holder, on the last day of such option’s exercise period if, on such day, the fair market value of the Company’s common stock to be acquired exceeds the aggregate exercise price.

The Equity Incentive Plan expressly prohibits repricing of options/canceling an option with an exercise price that exceeds the fair market value of the stock underlying such option in exchange for another award or cash (other than in connection with a change of control). The latest expiration date of an option cannot be later than the tenth anniversary of the date of grant. The exercise price may be paid with cash or its equivalent, with previously acquired stock, or by certain other means with the consent of the Compensation Committee. With respect to options intended to qualify as “incentive stock options” as defined in Code Section 422, the maximum number of shares with respect to which such options may be granted under the Equity Incentive Plan is 1,204,673 shares.
Stock Appreciation Rights
The Compensation Committee may grant stock appreciation rights (“SARs”) under the Equity Incentive Plan either alone or in addition to other awards granted under the Equity Incentive Plan. Upon the exercise of an SAR, the holder will have the right to receive the excess of (a) the fair market value of one share on the date of exercise over (b) the base price of the SAR on the date of grant, which will not be less than the fair market value of one share of the Company’s common stock on the date of grant. The Compensation Committee may provide that an SAR will be automatically exercised, without further action by the holder, on the last day of such SAR’s exercise period, if on such day, the fair market value of the stock to which such SAR relates exceeds the aggregate base price. The latest expiration date of an SAR cannot be later than the tenth (10th) anniversary of the date of grant. Upon the exercise of an SAR, the Compensation Committee will determine, in its sole discretion, whether payment will be made in cash, stock or other property, or any combination thereof. The Equity Incentive Plan expressly prohibits repricing of SARs/canceling an SAR with a base price that exceeds the fair market value of the stock underlying such SAR in exchange for another award or cash (other than in connection with a change of control).
Restricted Stock
The Compensation Committee may award restricted stock either alone or in addition to other awards under the Equity Incentive Plan. Restricted stock awards consist of stock that is granted to a participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. A holder of restricted stock is generally treated as a stockholder of the Company (subject to certain restrictions) and has the right to vote such stock and the right to receive distributions made with respect to such stock; however, any dividends otherwise payable with respect to a restricted stock award will not be paid currently but will be accumulated until the applicable restricted stock award has vested. In the case of restricted stock awards that are subject to vesting based on the achievement of performance goals, a participant will not be entitled to receive payment for any dividends with respect to such restricted stock awards unless, until and except to the extent that the applicable performance goals are achieved or are otherwise deemed to be satisfied.
Other Stock Unit Awards
Other awards of stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, stock or other property, may be granted to participants, either alone or in addition to other awards granted under the Equity Incentive Plan. Unlike restricted stock awards, other stock unit awards result in the transfer of stock to the participant only after specified conditions and the holder of such an award is treated as a stockholder with respect to the award when the stock is delivered in the future. Other stock unit awards may be paid in cash, stock, other property, or any combination thereof, in the sole discretion of the Compensation Committee at the time of payment. Dividends otherwise payable with respect to any other stock unit award will not be paid currently but will be accumulated until the applicable other stock unit award has vested. In the case of other stock unit awards that are subject to vesting based on the achievement of performance goals, a participant will not be entitled to receive payment for any dividends with respect to such other stock unit awards unless, until and except to the extent that the applicable performance goals are achieved or are otherwise deemed to be satisfied.
Performance Awards
Performance awards may be granted under the Equity Incentive Plan, either alone or in addition to other awards granted under the Equity Incentive Plan. Performance awards will be earned only if the participant meets certain performance goals established by the Compensation Committee over a designated performance period. Performance awards may be paid in cash, stock, other property, or any combination thereof, in the sole discretion of the Compensation Committee at the time of payment. The performance goals to be achieved for each performance period will be determined by the Compensation Committee and may be based upon the criteria described below the heading

“Performance Criteria.” Performance periods will be established by the Compensation Committee for each performance award and are not less than 12 months. No participant will be entitled to receive payment for any dividends with respect to any performance awards unless, until and except to the extent that the performance goals applicable to such awards are achieved or are otherwise deemed to be satisfied.
Performance Criteria
Covered Awards will be subject to the achievement of one or more performance goals established by the Compensation Committee, which will be based on the attainment of specified levels of one or any combination of the following: sales (including same store or comparable sales); net sales; return on sales; cash flow (including operating cash flow and free cash flow); cash flow per share (before or after dividends); cash flow return on investment; cash flow return on capital; pretax income before allocation of corporate overhead and bonus; earnings per share; net income; division, group or corporate financial goals or ratios including those measuring liquidity, activity, profitability or leverage; return on stockholders’ equity; total stockholder return; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; market share; customer satisfaction; customer growth; user time spent online; unique users; registered users; user frequency; user retention; web page views; employee satisfaction; employee turnover; productivity or productivity ratios; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; gross profits; gross or net profit margin; operating margin; gross profit growth; year-end cash; cash margin; revenue; net revenue; product revenue or system-wide revenue (including growth of such revenue measures); operating earnings; operating income; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer’s)); improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; general and administrative expense savings; inventory control; operating efficiencies; average inventory; inventory turnover; inventory shrinkage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; debt level year-end cash position; book value; factoring transactions; competitive market metrics; timely completion of new product roll- outs; timely launch of new facilities (such as new store openings, gross or net); sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); royalty income; implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures, succession and hiring projects, reorganization and other corporate transactions, expansions of specific business operations and meeting divisional or project budgets; factoring transactions; and recruiting and maintaining personnel; debt reduction; reductions in costs, and/or return on invested capital of the Company or any affiliate, division or business unit of the Company for or within which the participant is primarily employed. Any performance criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.
Additionally, the Compensation Committee may also exclude the impact of an event or occurrence that the Compensation Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges or infrequently occurring items; (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; (c) a change in accounting standards required by generally accepted accounting principles; (d) asset write-downs; (e) litigation or claim judgments or settlements; (f) acquisitions or divestitures; (g) foreign exchange gains and losses; (h) a change in the fiscal year of the Company; (i) tax law changes; (j) costs associated with refinancing or repurchase of bank loans or debt securities, unbudgeted capital expenditures; or (k) a business interruption event.

Adjustments
To prevent the dilution or enlargement of benefits or potential benefits intended to be made available under the Equity Incentive Plan, the aggregate number, class and kind of securities that may be delivered under the Equity Incentive Plan, including certain limitations under the Equity Incentive Plan, the number, class and kind and option or base price of securities subject to outstanding awards, the per-participant award limits, and other value determinations are subject to adjustment by the Compensation Committee to reflect stock dividends, stock splits, reverse stock splits and other corporate events or transactions, including a Change of Control (defined below). The Compensation Committee may also make adjustments to reflect unusual or nonrecurring events such as mergers, recapitalizations, consolidations, spin-offs and other corporate reorganizations.
Termination of Employment
The Compensation Committee will determine how each award will be treated following termination of the holder’s employment with, or service for, the Company, including the extent to which unvested portions of the award will be forfeited and the extent to which options, SARs or other awards requiring exercise will remain exercisable.
Treatment of Awards upon a Change of Control
One or more awards may be subject to the terms and conditions set forth in a written or electronic agreement between the Company and a participant providing for different terms or provisions with respect to such awards upon a “Change of Control” (as defined in the Equity Incentive Plan) of the Company. Unless otherwise provided in the applicable award agreement, in the event of a Change of Control, if the successor company assumes or substitutes for an outstanding award, then such award will be continued in accordance with its applicable terms and vesting will not be accelerated. If an award is not assumed or substituted for, generally it will vest and become free of all restrictions and limitations, and if the award is a performance award then the Compensation Committee will determine the portion and level of the award considered to be earned and payable. For purposes of the Equity Incentive Plan, “Change of Control” will generally have the meaning set forth in the applicable award agreement (subject to the limitations described below). If there is no definition set forth in the applicable award agreement, “Change of Control” will mean:
i.
during any period of 24 consecutive months, a change in the composition of a majority of the Board, as constituted on the first day of such period, that was not supported by a majority of the incumbent directors;

ii.
the consummation of certain mergers or consolidations of the Company with any other corporation, or the sale of all or substantially all the assets of the Company, following which the Company’s then current stockholders cease to own more than 50% of the combined voting power of the surviving entity; or

iii.
the acquisition by a third party (other than Mr. Leonard Riggio and his affiliates) of 40% or more of the combined voting power of the then outstanding voting securities of the Company. An award agreement may provide for a different definition of Change of Control than is provided for in the Equity Incentive Plan, any definition of Change of Control set forth in any award agreement will provide that a Change of Control would not occur until consummation or effectiveness of a Change of Control of the Company, rather than upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change of control of the Company.

Amendments
The Board may at any time alter, amend, suspend or terminate the Equity Incentive Plan, except that no amendment of the Equity Incentive Plan will be made without stockholder approval if stockholder approval is required by applicable law or regulation. Stockholder approval is also generally required for any amendment that would: (a) increase the number of shares that may be the subject of awards; (b) expand the types of awards available; (c) materially expand the class of persons eligible to participate; (d) permit options or SARs to be issued or repriced at option or base prices less than 100% of fair market value; (e) increase the maximum permissible term for options or SARs; (f) modify the limitations on the number of shares or maximum dollar amounts that may be awarded to participants; or (g) permit awards to be transferred to third parties in exchange for value. No amendment to an award previously granted may materially impair the rights of any participant to whom such award was granted without such participant’s consent, provided, however, that the Board may amend, modify or terminate the Equity Incentive Plan without the consent of such participant if it deems it necessary to comply with applicable law, tax rules, stock exchange rules or accounting rules, provided that all participants similarly situated are similarly affected.

Transferability
Except to the participant’s spouse, domestic partner and/or children (and/or trusts and/or partnerships established for the benefit of the participant’s spouse, domestic partner or children or in which the participant is a beneficiary or partner) as approved by the Compensation Committee, awards are not transferable other than by will or the laws of descent and distribution. No award is transferable to a third party in exchange for value unless the transfer is specifically approved by the Company’s stockholders.
Clawback
The Compensation Committee may provide that an award shall be cancelled if the participant, without the consent of the Company, while employed by or providing services to the Company or any affiliate of the Company or after termination of such employment or service, (a) violates a non-competition, non-solicitation or non-disclosure covenant or agreement; (b) otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any of its affiliates, including fraud, or conduct contributing to any financial restatements or irregularities, as determined by the Compensation Committee in its sole discretion; or (c) otherwise violates any policy adopted by the Company or any of its affiliates relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to any participant by the Company or any of its affiliates as such policy is in effect on the date of grant of the applicable award or, to the extent necessary to address the requirements of applicable law (including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act, Section 304 of the Sarbanes- Oxley Act of 2002 or any other applicable law), as may be amended from time to time. Additionally, the Compensation Committee may also provide that (i) a participant will forfeit any gain realized on the vesting or exercise of such award if the participant engages in such activities referred to in the preceding sentence; or (ii) a participant must repay the gain to the Company realized under a previously paid performance award if a financial restatement reduces the amount that would have been earned under such performance award.
Federal Income Tax Consequences to Participants
The Company believes generally that awards under the Equity Incentive Plan will have the following consequences under current U.S. federal income tax laws. This summary deals with the general tax principles that apply and is provided only for general information purposes. Certain types of taxes, such as state and local income taxes and taxes imposed by jurisdictions outside the U.S. are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances and this summarized tax information is not tax advice.
•
Incentive Stock Options. A participant will not recognize any taxable income on grant or exercise of an incentive stock option. The exercise of an incentive stock option may, however, result in the imposition of the alternative minimum tax. The Company is not entitled to a deduction on grant or exercise of an incentive stock option unless the participant disposes of the shares within 12 months after exercise or within 2 years after the date of grant. If, however, such shares are disposed of within either of the above-described periods, then in the year of that disposition, the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon that disposition, and (ii) the excess of the fair market value of those shares on the date of exercise over the exercise price.

•
Other Awards. A participant will not recognize any taxable income on grant of non-statutory stock options, stock appreciation rights, restricted stock units or performance awards. On exercise of non-statutory stock options or stock appreciation rights, on expiration of a restriction period for restricted shares (except as described below) or the settlement of restricted share units, or on expiration of a performance period for performance awards, the participant will recognize compensation income, subject to withholding if the participant is an employee or a former employee, and the Company may be entitled to a deduction equal to the value of the Common Stock or cash the participant receives (minus, in the case of a non-statutory stock option, the option exercise price paid by the participant or in the case of a stock appreciation right, the base price applicable to the award). With respect to restricted shares, a participant may elect to recognize taxable income on the grant date in an amount equal to the fair market value of the restricted shares at such time.

Federal Income Tax Consequences to the Company
At the time and to the extent that a recipient recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.
New Plan Benefits
The awards, if any, that will be made to eligible persons under the Equity Incentive Plan will be subject to the discretion of the Board or the Compensation Committee. Therefore, we cannot currently determine the benefits or number of shares of our Common Stock subject to awards that may be granted in the future to our executive officers, employees and directors and a New Plan Benefits table is not provided.
Equity Compensation Plan Information
The following table sets forth information as of April 29, 2023 regarding the Company’s equity compensation plan. The only plan pursuant to which the Company may currently make additional equity grants is the Equity Incentive Plan.
	[a]	[b]	[c]
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column [a])
Equity compensation plans approved by stockholders	3,865,121	$5.23	1,990,014
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	3,865,121	$5.23	1,990,014
(1)	Represents shares of Common Stock to be issued upon vesting of outstanding restricted stock units, which shares are issued for no additional consideration.

PROPOSAL THREE: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.
The Company’s executive compensation program is designed to advance the philosophy of the Compensation Committee of the Board of Directors of paying for performance, paying competitively and aligning pay to business objectives and the Company’s long-term strategy. To align executive pay with both the Company’s financial performance and long-term strategy, a significant portion of the NEOs’ compensation is based on the performance of the Company, and the compensation program is designed to reward both annual and long-term performance. Annual performance is rewarded through base salary and annual incentive compensation. For Fiscal 2023, annual performance is measured by the Company’s EBITDA (in each case, as defined in this Proxy Statement). Long-term performance is rewarded through equity-based awards, the value of which is based upon the performance of the Company’s Common Stock price.
The Compensation Committee and the Board of Directors believe that the Company’s Fiscal 2023 executive compensation program aligned well with the Compensation Committee’s philosophy and sufficiently linked to the Company’s performance.
For additional information on the Company’s executive compensation program and how it reflects the Compensation Committee’s philosophy and is linked to the Company’s performance, see the “Compensation Discussion and Analysis” herein.
We are asking for stockholder approval, on an advisory basis, of the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under the Compensation Discussion and Analysis above, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.
This vote is advisory and therefore not binding on the Company, the Board of Directors or the Compensation Committee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE FOLLOWING RESOLUTION:
RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis above, the compensation tables and narrative discussion be, and hereby is, approved.
Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee has appointed the firm of Ernst & Young LLP, which firm was engaged as independent registered public accountants for Fiscal 2023, to audit the financial statements of the Company for the Company’s 2024 fiscal year ending April 27, 2024. A proposal to ratify this appointment is being presented to the stockholders at the Annual Meeting. A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS CONSIDERS ERNST & YOUNG LLP TO BE WELL QUALIFIED AND
UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION.

OTHER MATTERS
Other Matters Brought Before the Annual Meeting
As of the date of this Proxy Statement, the Company does not intend to present any business for action at the Annual Meeting other than as described in this Proxy Statement, and the Company has not been notified of any stockholder proposals intended to be raised at the Annual Meeting.
Proxy Solicitation
Proxies are being solicited through the mail, in person, by telephone, email, the Internet or other electronic means. The Company will pay all solicitation expenses in connection with this Proxy Statement and related proxy soliciting material of the Board of Directors, including the expense of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the Board of Directors’ solicitation of proxies. In addition, the Company has retained Innisfree M&A Incorporated to assist with the solicitation of proxies for a fee not to exceed $20,000 plus reimbursement for out-of-pocket expenses.
The Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons and obtain their voting instructions. The Company will reimburse such persons for their expenses in connection with the foregoing activities.
Financial and Other Information
The Company’s Annual Report for Fiscal 2023, including financial statements, is being sent to stockholders together with this Proxy Statement.
Stockholder Proposals
Under the SEC proxy rules, proposals of stockholders intended to be included in the Company’s proxy materials for the annual meeting of stockholders to be held in 2024 must be received by the Company’s Corporate Secretary, at Barnes & Noble Education, Inc., 120 Mountain View Blvd., Basking Ridge, New Jersey 07920, no later than May 2, 2024.
In addition, the Company’s bylaws require that any eligible stockholder wishing to make a nomination for director, or wishing to introduce any business, at our 2024 annual meeting of stockholders must give the Company advance notice in accordance with the Company’s bylaws. To be timely, the Company must receive such notice for its 2024 annual meeting of stockholders at its offices mentioned above no earlier than June 7, 2024 and no later than July 7, 2024. Notices by eligible stockholders wishing to make a nomination for director, or wishing to introduce any business, at our 2024 annual meeting of stockholders must comply with the Company’s bylaws. These requirements are separate from and in addition to the SEC requirements that a stockholder must meet in order to have a stockholder proposal included in our Proxy Statement.
In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act of 1934, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the one-year anniversary date of the annual meeting (for the 2024 annual meeting, no later than August 6, 2024). If the date of the 2024 annual meeting is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2024 annual meeting and the 10th calendar day following the date on which public announcement of the date of the 2024 annual meeting is first made.
The delivery of this Proxy Statement after the date of this Proxy Statement shall, under no circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Proxy Statement. Other than the Company and the Company’s proxy solicitor, no person has been authorized by the Board of Directors to give you any information or to make any representations in connection with the solicitation of proxies by the Board of Directors, and if any such information is given or any such representations are made, they must not be relied upon as having been authorized by the Board of Directors.

Your vote is very important no matter how many shares you own. You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the instructions on the enclosed proxy card; or (b) by signing, dating and returning the enclosed proxy card in the postage-paid return envelope provided. A prompt response will be greatly appreciated.
If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders, Banks and Brokers may call toll-free: (877) 800-5185
By Order of the Board of Directors

John R. Ryan, Chairman of the Board of Directors
August 25, 2023

APPENDIX A

BARNES & NOBLE EDUCATION, INC. SECOND AMENDED AND RESTATED
EQUITY INCENTIVE PLAN

as proposed to be amended and restated at the 2023 Annual Meeting of Stockholders to increase authorized shares by 4,500,000
BARNES & NOBLE EDUCATION, INC., a corporation existing under the laws of the State of Delaware, together with any successor thereto (the “Company”), hereby establishes and adopts the following Equity Incentive Plan (the “Plan”). Certain capitalized terms used in the Plan are defined in Article 2.
RECITALS
WHEREAS, the Company desires to encourage high levels of performance by those individuals who are key to the success of the Company, to attract new individuals who are highly motivated and who are expected to contribute to the success of the Company and to encourage such individuals to remain as non-employee directors, employees, consultants and/or advisors of the Company and its Affiliates by increasing their proprietary interest in the Company’s growth and success; and
WHEREAS, to attain these ends, the Company has formulated the Plan embodied herein to authorize the granting of Awards to Participants whose judgment, initiative and efforts are or have been or are expected to be responsible for the success of the Company.
NOW, THEREFORE, the Company hereby constitutes, establishes and adopts the following Plan and agrees to the following provisions:
ARTICLE 1
PURPOSE OF THE PLAN
1.1. Purpose. The purpose of the Plan is to assist the Company and its Affiliates in attracting and retaining selected individuals to serve as non-employee directors, employees, consultants and/or advisors of the Company and its Affiliates who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentives inherent in the Awards hereunder.
ARTICLE 2
DEFINITIONS
2.1. “Affiliate” shall mean (i) any person or entity that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (including any Subsidiary) or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.
2.2. “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Award, Other Stock Unit Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.
2.3. “Award Agreement” shall mean any written or electronic agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.
2.4. “Board” shall mean the Board of Directors of the Company.
2.5. “Change of Control” shall (a) have the meaning set forth in an Award Agreement; provided, however, that any definition of Change of Control set forth in an Award Agreement shall provide that a Change of Control shall not occur until consummation or effectiveness of a change of control of the Company, rather than upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change of control of the Company, or (b) if there is no definition set forth in an Award Agreement, mean the occurrence of any of the following events:
(i) during any period of 24 consecutive months, individuals who were Directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a Director of the Company subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director;
(ii) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (a “Sale”), in each case, if such Reorganization or Sale requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from such Reorganization or Sale (including a corporation that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Corporation”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Corporation that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any company or other entity involved in or forming part of such Reorganization or Sale other than the Company), (2) no “person” (as such term is used in Section 13(d) of the Exchange Act) (each, a “Person”) (excluding (x) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Corporation or any corporation controlled by the Continuing Corporation or (y) the Riggio Stockholders) beneficially owns, directly or indirectly, 40% or more of the combined voting power of the then outstanding voting securities of the Continuing Corporation and (3) at least a majority of the members of the board of directors of the Continuing Corporation were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale; or
(iii) any Person, corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate, (C) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities or (D) the Riggio Stockholders) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iii), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledgee of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change of Control for purposes of subparagraph (ii) above.
The determination as to the occurrence of a Change of Control shall be based on objective facts and, to the extent applicable, in accordance with the requirements of Code Section 409A and the regulations promulgated thereunder.
2.6. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
2.7. “Committee” shall mean the Compensation Committee of the Board (or such other committee designated by the Compensation Committee of the Board).
2.8. “Company” has the meaning set forth in introductory paragraph of the Plan.

2.9. “Director” shall mean a non-employee member (including any prospective non-employee member) of the Board or a non-employee member (including any prospective non-employee member) of the board of directors of a Subsidiary.
2.10. “Director Award Limitations” shall have the meaning set forth in Section 4.3.
2.11. “Distribution” shall mean the distribution by Barnes & Noble, Inc., a Delaware corporation, to its stockholders of all Shares.
2.12. “Employee” shall mean any employee (including any prospective employee) of the Company or any Affiliate. Solely for purposes of the Plan, an Employee shall also mean any consultant or advisor (or prospective consultant or advisor) who provides services to the Company or any Affiliate, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (ii) does not directly or indirectly promote or maintain a market for the Company’s securities.
2.13. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
2.14. “Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. The Fair Market Value of Shares as of any date shall be the per Share closing price of the Shares as reported on the New York Stock Exchange on that date (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported) or, if the Company is not then listed on the New York Stock Exchange, the per Share closing price of the Shares as reported on an established securities market (within the meaning of Treasury Regulations Section 1.897-1(m)) on which the Shares are traded. If the Company is not listed on an established securities market (within the meaning of Treasury Regulations Section 1.897-1(m)), the Fair Market Value of Shares shall be determined by the Committee in its sole discretion using appropriate criteria. Notwithstanding the foregoing, the Fair Market Value of Shares shall, in all events, be determined in accordance with Code Section 409A.
2.15. “ISO Limitation” shall have the meaning set forth in Section 5.7.
2.16. “Limitations” shall mean, collectively, (i) the Plan Share Limitation, (ii) the Director Award Limitations, (iii) the Participant Award Limitations, and (iv) the ISO Limitation.
2.17. “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.
2.18. “Other Stock Unit Award” shall have the meaning set forth in Section 8.1.
2.19. “Participant” shall mean an Employee or Director who is selected by the Committee to receive an Award under the Plan.
2.20. “Participant Award Limitations” shall have the meaning set forth in Section 4.3.
2.21. “Payee” shall have the meaning set forth in Section 12.1.
2.22. “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Article 9.
2.23. “Performance Period” shall mean one or more periods of time not less than one fiscal year, as the Committee may select, over which the attainment of one or more performance goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award, in each case, established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.
2.24. “Performance Share” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.25. “Performance Unit” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.
2.26. “Permitted Assignee” shall have the meaning set forth in Section 11.3.
2.27. “Plan Share Limitation” shall have the meaning set forth in Section 3.1.
2.28. “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.
2.29. “Restricted Period” shall have the meaning set forth in Section 7.1.
2.30. “Restricted Stock Award” shall have the meaning set forth in Section 7.1.
2.31. “Riggio Stockholders” shall mean Leonard Riggio, his spouse, his lineal descendants, trusts for the exclusive benefit of any such individuals, the executor or administrator of the estate or the legal representative of any of such individuals and any entity controlled by any of the foregoing Persons.
2.32. “Shares” shall mean the shares of common stock of the Company, par value $0.01 per share.
2.33. “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Article 6.
2.34. “Subsidiary” shall mean any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock or similar equity interests.
2.35. “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
2.36. “Treasury Regulations” shall mean the federal income tax regulations promulgated under the Code.
ARTICLE 3
SHARES SUBJECT TO THE PLAN
3.1. Number of Shares. (a) Subject to adjustment as provided in Section 11.2, a total of 17,909,345 Shares shall be authorized for grant under the Plan (the “Plan Share Limitation”).
(b) If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for Awards under the Plan. Awards that are required to be settled in cash will not reduce the Plan Share Limitation.
(c) If Shares issued upon vesting or settlement of an Award other than an Option or Stock Appreciation Right, or Shares owned by a Participant, are surrendered or tendered to the Company in payment of any taxes required to be withheld in respect of such Award, in each case, in accordance with the terms and conditions of the Plan and any applicable Award Agreement, such surrendered or tendered Shares shall again become available to be delivered pursuant to Awards under the Plan; provided, however, that in no event shall such Shares increase the ISO Limitation and, for the avoidance of doubt, no Shares that are surrendered or tendered to the Company in payment of the exercise price of an Option or any taxes required to withheld in respect of an Option or Stock Appreciation Right shall again become available to be delivered pursuant to Awards granted under the Plan.
(d) Substitute Awards shall not reduce the Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors or employees, other service providers or non-employee directors of any Affiliate prior to such acquisition or combination.
3.2. Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.
ARTICLE 4
ELIGIBILITY AND ADMINISTRATION
4.1. Eligibility. Any Employee or Director shall be eligible to be selected as a Participant.
4.2. Administration. (a) The Plan shall be administered by the Committee. The Board may remove from, add members to, or fill vacancies on, the Committee.
(b) The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares or dollar value to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder (including when and under what circumstances Awards shall vest, become exercisable or be paid or settled, subject to Section 4.4) and, if certain performance goals must be attained in order for an Award to vest or be settled or paid, establish such performance goals and determine in its sole discretion whether, and to what extent, such performance goals have been attained); (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) subject to Sections 8.1 and 9.1, determine whether dividends on the shares of Common Stock underlying any Award will accumulate; (xii) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, (xiii) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated; and (xiv) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.
(c) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, any stockholder and any Employee or any Affiliate. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings. Notwithstanding the foregoing or anything else to the contrary in the Plan, any action or determination by the Committee specifically affecting or relating to an Award to a member of the Committee shall require the prior approval of the Board if the Award is not comparable and consistent with Awards to Directors who are not members of the Committee. The full Board may, in its sole discretion, at any time and from time to time, grant Awards to any Director or administer the Plan with respect to such Awards. In any such case, the Board shall have all the power and authority granted to the Committee herein.
(d) The Committee may delegate to a committee of one or more non-employee directors of the Company or, to the extent permitted by law, to one or more officers or a committee of officers the right to grant Awards to Employees who are not Directors or officers of the Company and to cancel or suspend Awards to Employees who are not Directors or officers of the Company. Such delegation shall be subject to the requirements of Rule 16b-3 of the Exchange Act and the rules of the New York Stock Exchange.
4.3. Award Limitations. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Director, together with any amounts paid to such Directors for annual and committee retainer fees, during any 12-month period shall not exceed $700,000 (the “Director Award Limitations”). Subject to adjustment as provided in Section 11.2, no Participant shall be granted during any 12 month period, Awards with respect to more than 1,500,000 shares of Common Stock in the aggregate (the “Participant Award Limitations”).
4.4. Minimum Vesting Requirements. Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any (A) Substitute Awards, (B) shares delivered in lieu of fully vested cash Awards and (C) Awards to non-employee directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders (provided that such vesting period may not be less than 50 weeks after grant)); provided, that, the Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 3.1 (subject to adjustment under Section 11.2); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death or a Change in Control (in accordance with Section 10), in the terms of the Award or otherwise.
ARTICLE 5
OPTIONS
5.1. Grant of Options. Subject to the Limitations, Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article 5 and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable. The provisions of Options need not be the same with respect to each recipient.
5.2. Award Agreements. All Options granted pursuant to this Article 5 shall be evidenced by a written or electronic Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. Granting of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article 5 may hold more than one Option granted pursuant to the Plan at the same time. The Committee may provide in the Award Agreement relating to an Option that such Option will be automatically exercised, without further action required by the holder, on the last day of such Option’s exercise period if, on such day, the Fair Market Value of the Shares to be acquired pursuant to an exercise of such Option exceeds the aggregate option price payable to exercise such Option.
5.3. Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article 5 shall not be less than 100% of the Fair Market Value of such Share on the date of grant of such Option. Other than pursuant to Section 12.2, the Committee shall not be permitted to (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option (at a time when the option price per Share exceeds the Fair Market Value of the underlying Shares) in exchange for another Award or cash (other than in connection with a “change of control” of the Company), and (c) take any other action with respect to an Option that may be treated as a repricing under the rules and regulations of the New York Stock Exchange.
5.4. Option Period. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted.
5.5. Exercise of Options. Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by the giving of written notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased. Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (a) in cash or by certified check or bank check or wire transfer of immediately available funds, (b) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), (c) with the consent of the

Committee, by delivery of other consideration having a Fair Market Value on the exercise date equal to the total purchase price, (d) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (e) through any other method specified in an Award Agreement, or (f) any combination of any of the foregoing. In connection with a tender of previously acquired Shares pursuant to clause (b) above, the Committee, in its sole discretion, may permit the Participant to constructively exchange Shares already owned by the Participant in lieu of actually tendering such Shares to the Company, provided that adequate documentation concerning the ownership of the Shares to be constructively tendered is furnished in form satisfactory to the Committee. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.
5.6.  Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.
5.7. Incentive Stock Options. With respect to the Options that may be granted by the Committee under the Plan, the Committee may grant Options intended to qualify as “incentive stock options” as defined in Section 422 of the Code, to any employee of the Company or any Affiliate, subject to the requirements of Section 422 of the Code. Notwithstanding anything in Section 3.1 to the contrary and solely for the purposes of determining whether Shares are available for the grant of “incentive stock options” under the Plan, the maximum aggregate number of Shares with respect to which “incentive stock options” may be granted under the Plan shall be 1,204,673 Shares (the “ISO Limitation”).
ARTICLE 6
STOCK APPRECIATION RIGHTS
6.1. Grant and Exercise. Subject to the Limitations, the Committee may provide Stock Appreciation Rights either alone or in addition to other Awards granted under the Plan.
6.2. Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:
(a) Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the base price of the right on the date of grant, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 11.2, shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be. The Committee may provide in the Award Agreement relating to a Stock Appreciation Right that such Stock Appreciation Right will be automatically exercised, without further action required by the holder, on the last day of such Stock Appreciation Right’s exercise period if, on such day, the Fair Market Value of the Shares to which such Stock Appreciation Right relates exceeds the aggregate base price of such rights on their date of grant.
(b) Upon the exercise of a Stock Appreciation Right, the Committee shall determine in its sole discretion whether payment shall be made in cash, in whole Shares or other property, or any combination thereof.
(c) The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.
(d) The Committee may impose such other conditions or restrictions on the terms of exercise and the base price of any Stock Appreciation Right, as it shall deem appropriate. Notwithstanding the foregoing provisions of this Section 6.2(d), but subject to Section 11.2, a Stock Appreciation Right shall not have (i) a base price less than Fair Market Value on the date of grant, or (ii) a term of greater than ten years. In addition to the foregoing, other than pursuant to Section 11.2, the Committee shall not be permitted to (A) reduce the base price of any Stock Appreciation Right after it is granted, (B) cancel any Stock Appreciation Right (at a time when the base price per Share exceeds the Fair Market Value of the underlying Shares) in exchange for another Award or cash (other than in connection with a “change of control” of the Company), and (C) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing under the rules and regulations of the New York Stock Exchange.
(e) The Committee may impose such terms and conditions on Stock Appreciation Rights granted in conjunction with any Award (other than an Option) as the Committee shall determine in its sole discretion.

ARTICLE 7
RESTRICTED STOCK AWARDS
7.1. Grants. Subject to the Limitations, Awards of Restricted Stock may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award”). A Restricted Stock Award shall be subject to restrictions imposed by the Committee covering a period of time specified by the Committee (the “Restriction Period”). The provisions of Restricted Stock Awards need not be the same with respect to each recipient. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Affiliate as a condition precedent to the issuance of Restricted Stock.
7.2. Award Agreements. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written or electronic Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.
7.3. Rights of Holders of Restricted Stock. Beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a stockholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a stockholder, including, except as set forth in this Section 7.3, the right to vote such Shares and the right to receive distributions made with respect to such Shares; however, subject to compliance with Code Section 409A, any dividends otherwise payable with respect to a Restricted Stock Award shall not be paid currently but shall be accumulated until the applicable Restricted Stock Award has vested. Furthermore, notwithstanding any provisions of the Plan to the contrary, in the case of Restricted Stock Awards that are subject to vesting based on the achievement of performance goals, a Participant shall not be entitled to receive payment for any dividends with respect to such Restricted Stock Awards unless, until and except to the extent that the applicable performance goals are achieved or are otherwise deemed to be satisfied. In any event, any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock.
ARTICLE 8
OTHER STOCK UNIT AWARDS
8.1. Stock and Administration. Subject to the Limitations, other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Stock Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan, and such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Other Stock Unit Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees and Directors to whom and the time or times at which such Other Stock Unit Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. The provisions of Other Stock Unit Awards need not be the same with respect to each recipient. Subject to compliance with Code Section 409A, any dividends otherwise payable with respect to an Other Stock Unit Award shall not be paid currently but shall be accumulated until the applicable Other Stock Unit Award has vested. Furthermore, notwithstanding any provision of the Plan to the contrary, in the case of Other Stock Unit Awards that are subject to vesting based on the achievement of performance goals, a Participant shall not be entitled to receive payment for any dividends with respect to such Other Stock Unit Awards unless, until and except to the extent that the applicable performance goals are achieved or are otherwise deemed to be satisfied.
8.2. Terms and Conditions. Shares (including securities convertible into Shares) subject to Awards granted under this Article 8 may be issued for no consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded under this Article 8 shall be purchased for such consideration as the Committee shall determine in its sole discretion.

ARTICLE 9
PERFORMANCE AWARDS
9.1. Terms of Performance Awards. Subject to the Limitations, Performance Awards may be issued hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The provision of Performance Awards need not be the same with respect to each Participant. Except as provided in Article 10 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 9.2 or such other criteria as the Committee deems appropriate. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis. Notwithstanding any provision of the Plan to the contrary, a Participant shall not be entitled to receive payment for any dividends with respect to any Performance Awards unless, until and except to the extent that the performance goals applicable to such Performance Awards are achieved or are otherwise deemed to be satisfied.
9.2. Performance Goals. The performance goals to be determined by the Compensation Committee in establishing the terms of Performance Awards shall relate to the attainment of a specified level of performance of one or more performance criteria established by the Committee, which may include, but are not limited any of the following: sales (including same store or comparable sales); net sales; return on sales; cash flow (including operating cash flow and free cash flow); cash flow per Share (before or after dividends); cash flow return on investment; cash flow return on capital; pretax income before allocation of corporate overhead and bonus; earnings per share; net income; division, group or corporate financial goals or ratios including those measuring liquidity, activity, profitability or leverage; return on stockholders’ equity; total stockholder return; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; customer satisfaction; customer growth; user time spent online; unique users; registered users; user frequency; user retention; web page views; employee satisfaction; employee turnover; productivity or productivity ratios; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements); gross profits; gross or net profit margin; operating margin; gross profit growth; year-end cash; cash margin; revenue; net revenue; product revenue or system-wide revenue (including growth of such revenue measures); operating earnings; operating income; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer’s)); improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; general and administrative expense savings; inventory control; operating efficiencies; average inventory; inventory turnover; inventory shrinkage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; debt level year-end cash position; book value; factoring transactions; competitive market metrics; timely completion of new product roll-outs; timely launch of new facilities (such as new store openings, gross or net); sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); royalty income; implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures, succession and hiring projects, reorganization and other corporate transactions, expansions of specific business operations and meeting divisional or project budgets; factoring transactions; and recruiting and maintaining personnel; debt reduction; reductions in costs, and/or return on invested capital of the Company or any Affiliate, division or business unit of the Company for or within which the Participant is primarily employed. Such performance goals also may be based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. When determining whether performance goals have been attained, the Committee will have the discretion to make adjustments to take into account extraordinary or nonrecurring items or events, or unusual nonrecurring gains or losses identified in the Company’s financial statements, and include or exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including, but not limited to (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges or infrequently occurring items, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (c) a change in accounting standards required by generally accepted accounting principles, (d) asset write-downs, (e) litigation or claim judgments or settlements, (f) acquisitions or divestitures, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) tax law changes, (j) costs associated with refinancing or repurchase of bank loans or debt securities, (k) unbudgeted capital expenditures or (l) a business interruption event.
ARTICLE 10
CHANGE OF CONTROL PROVISIONS
10.1. Assumption Upon Change of Control. Unless otherwise provided in the Award Agreement evidencing the applicable Award, in the event of a Change of Control, if the successor company assumes or substitutes for an outstanding Award (or in which the Company is the ultimate parent corporation and continues the Award), then such Award shall be continued in accordance with its applicable terms and shall not be accelerated as described in Section 10.2. For the purposes of this Section 10.1, an Award shall be considered assumed or substituted for if, following the Change of Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change of Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change of Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. Notwithstanding the foregoing, on such terms and conditions as may be set forth in an Award Agreement, in the event of a termination of a Participant’s employment in such successor company within a specified time period following such Change of Control, each Award held by such Participant at the time of the Change of Control shall be accelerated as described in Section 10.2. Notwithstanding the foregoing, no Award shall be assumed or substituted pursuant to this Section 10.1 if such action would cause an Award not otherwise “deferred compensation” within the meaning of Code Section 409A to become or create “deferred compensation” within the meaning of Code Section 409A.
10.2. Acceleration Upon Change of Control. Notwithstanding Section 10.1, and except as provided in the applicable Award Agreement, in the event of a Change of Control, unless provision is made in connection with the Change of Control for assumption or continuation of Awards previously granted or substitution of such Awards in accordance with Section 10.1, upon the Change of Control (a) Options and Stock Appreciation Rights outstanding as of the date of the Change of Control shall immediately vest and become fully exercisable, (b) restrictions on Restricted Stock shall lapse and the Restricted Stock shall become free of all restrictions and limitations and become fully vested, (c) all Performance Awards shall be considered to be earned and payable (either in full or pro-rata based on the portion of Performance Period completed as of the date of the Change of Control and at the level determined by the Committee), and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed, (d) the restrictions and other conditions applicable to any Other Stock Unit Awards or any other Awards shall lapse, and such Other Stock Unit Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested, and (e) such other additional benefits as the Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award. Notwithstanding any provision of this Section 10.2, unless otherwise provided in the applicable Award Agreement, if any amount payable pursuant to an Award constitutes deferred compensation within the meaning of Code Section 409A, in the event of a Change of Control that does not qualify as an event described in Code Section 409A(a)(2)(A)(v), such Award (and any other Awards that constitute deferred compensation that vested prior to the date of such Change of Control but are outstanding as of such date) shall not be settled until the earliest permissible payment event under Code Section 409A following such Change of Control. Notwithstanding any other provision of the Plan, the Committee, in its discretion, may determine that, upon the occurrence of a Change of Control of the Company, (i) each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and such Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change of Control over the option or base price, as applicable, per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine and (ii) each Option and Stock Appreciation Right outstanding at such time with an option or base price, as applicable, per Share that exceeds the Fair Market Value of such Share immediately prior to the occurrence of such Change of Control shall be canceled for no consideration.
ARTICLE 11
GENERALLY APPLICABLE PROVISIONS
11.1. Amendment and Modification of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the New York Stock Exchange or any rule or regulation of any stock exchange or quotation system on which Shares are listed or quoted; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s stockholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 11.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend any provision of Section 5.3 or Section 6.2(d), (e) increase the maximum permissible term of any Option or Freestanding Stock Appreciation Right specified by Section 5.4 or Section 6.2(d), as applicable, or (f) amend the penultimate sentence of Section 11.3. In addition, no amendments to, or termination of, the Plan shall materially impair the rights of a Participant under any Award previously granted without such Participant’s consent, provided, however, that the Board may amend, modify or terminate the Plan without the consent of such Participant if it deems such action necessary to comply with applicable law, tax rules, stock exchange rules or accounting rules, provided such action affects the rights of all similarly situated Participants.
11.2. Adjustments. To prevent the dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, in the event of any corporate transaction (including any Change of Control) or event such as a merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee, in its sole discretion, deems equitable or appropriate, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, including each of the Plan Share Limitation and the ISO Limitation, and, in the aggregate or to any one Participant, in the number, class, kind and option or base price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number. Notwithstanding the foregoing, no Award shall be adjusted, substituted or otherwise modified pursuant to this Section 11.2 if such action would cause an Award not otherwise “deferred compensation” within the meaning of Code Section 409A to become or create “deferred compensation” within the meaning of Code Section 409A.
11.3. Transferability of Awards. Except as provided below, no Award and no Shares subject to Awards described in Article 8 that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, a Participant may assign or transfer an Award with the consent of the Committee (each transferee thereof, a “Permitted Assignee”) to the Participant’s spouse, domestic partner and/or children (and/or trusts and/or partnerships established for the benefit of the Participant’s spouse, domestic partner and/or children or in which the Participant is a beneficiary or partner); provided that such Permitted Assignee(s) shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. Notwithstanding the foregoing, in no event shall any Award (or any rights and obligations thereunder) be transferred to a third party in exchange for value unless such transfer is specifically approved by the Company’s stockholders. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section 11.3.
11.4. Termination of Employment. The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, and the terms of such exercise, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Affiliate (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.
ARTICLE 12
MISCELLANEOUS
12.1. Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable Federal, State and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Affiliate shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings), or by directing the Company to retain Shares (up to the employee’s minimum required tax withholding rate or such other rate that will not cause adverse accounting consequences and is permitted under applicable Internal Revenue Service withholding rules) otherwise deliverable in connection with the Award.
12.2. Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Affiliate or affect any right that the Company or any Affiliate may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee or Director at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.
12.3. Prospective Recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.
12.4. Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

12.5. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.
12.6. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
12.7. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.
12.8. Construction. All references in the Plan to “Section”, “Sections”, or “Article” are intended to refer to the Section, Sections or Article, as the case may be, of the Plan. As used in the Plan, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, and the word “or” shall not be deemed to be exclusive.
12.9. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.
12.10. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed accordingly.
12.11. Effective Date of Plan; Termination of Plan. The Plan, as amended, is adopted by the Board as of August 24, 2023, and will be effective upon approval by the Company stockholders at the 2023 annual meeting or such other meeting held to approve the Plan (the “Effective Date”). Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the date on which the Board adopted the Plan, as amended, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.
12.12. Foreign Employees. Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.
12.13. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

12.14. Code Section 409A. All provisions of the Plan shall be interpreted in a manner consistent with Code Section 409A, and the regulations and other guidance promulgated thereunder. Notwithstanding the preceding, the Company makes no representations concerning the tax consequences of participation in the Plan under Code Section 409A or any other federal, state, or local tax law. Tax consequences will depend, in part, upon the application of relevant tax law, including Code Section 409A, to the relevant facts and circumstances. Participant should consult a competent and independent tax advisor regarding the tax consequences of the Plan.
12.15. Clawback. Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that an Award granted thereunder shall be cancelled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, (a) violates a non-competition, non-solicitation or non-disclosure covenant or agreement, (b) otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion or (c) to the extent applicable to the Participant, otherwise violates any policy adopted by the Company or any of its Affiliates relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to any Participant by the Company or any of its Affiliates as such policy is in effect on the date of grant of the applicable Award or, to the extent necessary to address the requirements of applicable law (including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act, Section 304 of the Sarbanes-Oxley Act of 2002 or any other applicable law), as may be amended from time to time. The Committee may also provide in an Award Agreement that (i) a Participant will forfeit any gain realized on the vesting or exercise of such Award if the Participant engages in any activity referred to in the preceding sentence, or (ii) a Participant must repay the gain to the Company realized under a previously paid Performance Award if a financial restatement reduces the amount that would have been earned under such Performance Award.

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BARNES & NOBLE EDUCATION, INC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR ALL THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

1. Election of Directors.

Nominees:	**For**	**Against**	**Abstain**
1a. Mario R. Dell'Aera, Jr.	☐	☐	☐
1b. Kathryn Eberle Walker	☐	☐	☐
1c. David G. Golden	☐	☐	☐
1d. Michael P. Huseby	☐	☐	☐
1e. Steven G. Panagos	☐	☐	☐
1f. John R. Ryan	☐	☐	☐
1g. Rory D. Wallace	☐	☐	☐
1h. Raphael T. Wallander	☐	☐	☐
1i. Denise Warren	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V20997-P98026

BARNES & NOBLE EDUCATION, INC.
Annual Meeting of Stockholders
October 5, 2023 9:00 AM ET
This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) John R. Ryan, Michael P. Huseby, and Michael C. Miller, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of BARNES & NOBLE EDUCATION, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM on October 5, 2023, virtually at www.virtualshareholdermeeting.com/BNED2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side